UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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TALX Corporation

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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NOTICE OF THE ANNUAL MEETING OF
THE SHAREHOLDERS OF
TALX CORPORATION

St. Louis, Missouri
July 28, 2006

To the Shareholders of Talx Corporation:

The Annual Meeting of the Shareholders of TALX Corporation will be held at the Ritz-Carlton of St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 on September 7, 2006. The meeting will begin at 2:00 p.m., St. Louis time. Only holders of record of our Common Stock at the close of business on July 7, 2006 will be entitled to vote for the following purposes:

1. To elect two directors;

2. To approve the TALX Corporation 2006 Employee Stock Purchase Plan;

3. To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the 2007 fiscal year; and

4. To transact such other and further business, if any, as may be properly brought before the meeting or any adjournment or postponement thereof.

TALX CORPORATION

By:	William W. Canfield
Chairman of the Board, President
and Chief Executive Officer

Thomas C. Werner
Corporate Secretary

EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE, AND EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY. A POSTAGE-PAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

PROXY STATEMENT
I. ELECTION OF DIRECTORS
Summary Compensation Table
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
AUDIT COMMITTEE REPORT
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
II. APPROVAL OF THE TALX CORPORATION 2006 EMPLOYEE STOCK PURCHASE PLAN
III. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
VOTING
SHAREHOLDER PROPOSALS
AUDIT COMMITTEE of the BOARD OF DIRECTORS
ATTACHMENT B
ATTACHMENT C
AUDIT COMMITTEE SERVICES APPROVAL POLICY
APPENDIX A
EXHIBIT 1

TALX CORPORATION
11432 Lackland Road, St. Louis, Missouri 63146

PROXY STATEMENT

FOR THE
ANNUAL MEETING OF SHAREHOLDERS
To Be Held September 7, 2006

This proxy statement is furnished to the holders of Common Stock of TALX Corporation (the “Company” or “TALX”) in connection with the solicitation of proxies for use in connection with the Annual Meeting of Shareholders to be held at the Ritz-Carlton of St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 on September 7, 2006, at 2:00 p.m. St. Louis time, and all adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. We will initiate mailing this proxy statement and the enclosed form of proxy to our shareholders on or about July 28, 2006.

A copy of our Annual Report to Shareholders for the fiscal year ended March 31, 2006 accompanies this proxy statement. The Company will provide to any shareholder, without charge and upon written request, a copy (without exhibits unless otherwise requested) of the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the fiscal year ended March 31, 2006. Any such request should be directed to TALX Corporation, Investor Relations, 11432 Lackland Road, St. Louis, Missouri 63146.

This proxy statement and our 2006 Annual Report to Shareholders are available at the Investor Relations section of our website at www.talx.com. Information on our website does not constitute part of this proxy statement. If you are a registered shareholder, you can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail by registering at http://melloninvestor.com/isd. By electing to receive these materials electronically, you can save TALX the cost of producing and mailing these documents.

How to Vote

Shareholders may vote by marking their proxy, dating and signing it and returning it in the enclosed envelope. As an alternative to using the written form of proxy, shareholders may also vote their proxy by using the toll-free number listed on the proxy card or by voting via the Internet. The telephone voting and Internet voting procedures are designed to authenticate votes cast by use of a Personal Identification Number. The procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any shareholder of record interested in voting by telephone or the Internet are set forth on the enclosed proxy card. If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from that firm. The availability of telephone or Internet voting will depend on that firm’s voting processes.

How to Revoke a Vote

Shareholders may revoke proxies at any time prior to the voting of the proxy by providing written notice to the Company, by submitting a new proxy or by voting in person at the meeting.

Outstanding Shares

The close of business on July 7, 2006 has been fixed as the record date for the determination of the shareholders entitled to vote at the Annual Meeting of Shareholders. As of the record date, 32,152,075 shares of Common Stock were outstanding and entitled to be voted at such meeting, with 242 holders of record. Shareholders will be entitled to cast one vote on all matters for each share of Common Stock held of record on the record date.

The solicitation of this proxy is made by our Board of Directors. The solicitation will be by mail, and the expense thereof will be paid by the Company. Proxies may be solicited by telephone, fax or other means, or personal interview, by directors, officers or regular employees of the Company.

I.  ELECTION OF DIRECTORS

Nominees and Continuing Directors

The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. Our bylaws provide that no person may be nominated or stand for election as a director if he or she will reach age 70 prior to the commencement of the term for which he or she is to be elected or appointed. At the Annual Meeting of Shareholders, two of our directors are to be elected for terms expiring at the Annual Meeting of Shareholders in 2009, or until their respective successors have been elected and have qualified. Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting of Shareholders is set forth below. Each nominee and director has served in his principal occupation for the last five fiscal years, unless otherwise indicated. Should any nominee be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person as our Board of Directors may recommend. There are no family relationships among any of the executive officers and directors.

Served as
Name, Age, Principal Occupation or Position, Other Directorships	Director Since

Nominees for Election at the 2006 Meeting:
Eugene M. Toombs, 64	1994
Mr. Toombs is Chairman, President and Chief Executive Officer of MiTek, Inc., which is a global provider of fastening devices, software and engineering services to the building components industry. Mr. Toombs has held the position of Chief Executive Officer since January 1, 1993. Mr. Toombs holds a Bachelor of Science Degree from Fairleigh Dickinson University and an Executive Education Degree from Harvard Business School.

M. Stephen Yoakum, 53	1991
Mr. Yoakum is the Executive Director of The Public School Retirement System of Missouri, a position held since June 1, 2001. From April 1997 through May 2001, he was the Chief Operating Officer and a director of Rockwood Capital Advisors, L.L.C., a fixed income investment management firm managing tax-exempt assets. Mr. Yoakum holds a Bachelor of Science degree in Public Administration from the University of Missouri — Columbia.

Current Term Ends in 2007:
Tony G. Holcombe, 50	2002
Mr. Holcombe is President and Chief Executive Officer of Syniverse Technologies, a position he has held since January 2006. Syniverse Technologies provides technology interoperability, network services, number portability and enterprise solutions to the telephony industry. Mr. Holcombe was President of WebMD Envoy, a division of WebMD Corporation, from December 2003 through 2005. WebMD Envoy transmits electronic transactions between healthcare payers and healthcare providers. From September 2002 until December 2003, Mr. Holcombe was Chief Executive Officer of Valutec Card Solutions, a provider of gift, stored value and loyalty cards to the small business market. From 1997 through September 2002, he was President of the Human Resources Business of Ceridian Corporation, an information services company in the human resource, retail and transportation markets. Mr. Holcombe is also a director of Syniverse Technologies and Valutec Card Solutions. Mr. Holcombe holds a Bachelor of Arts degree from Georgia State University.

Craig E. LaBarge, 55	1994
Mr. LaBarge is Chief Executive Officer and President and a director of LaBarge, Inc., a publicly held company engaged in the contract engineering and manufacture of sophisticated electronic products. Mr. LaBarge has held the position of Chief Executive Officer and President since 1991. Mr. LaBarge holds a Bachelor of Science degree from St. Louis University.

Served as
Name, Age, Principal Occupation or Position, Other Directorships	Director Since

Current Term Ends in 2008:
William W. Canfield, 67	1986
Mr. Canfield has been President and Chief Executive Officer of the Company since 1987 and has been Chairman of the Board of Directors since 1988. Mr. Canfield is also a director of Concur Technologies. Mr. Canfield holds a Bachelor of Science degree in Electrical Engineering from Purdue University and a Masters in Business Administration from Washington University. See “Certain Relationships and Related Transactions” below regarding certain relationships with Mr. Canfield.

Richard F. Ford, 70	1987
Mr. Ford is General Partner of Gateway Associates L.P., a venture capital management firm he formed in 1984. Mr. Ford is also a director of Barry-Wehmiller Company, Knightsbridge Solutions LLC, Spartan Light Metal Products, Inc. and Stifel Financial Corp. Mr. Ford holds a Bachelor of Arts degree in Economics from Princeton University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EUGENE M. TOOMBS AND M. STEPHEN YOAKUM AS DIRECTORS.

Committees and Meetings of the Board of Directors

Corporate governance is typically defined as the system that allocates duties and authority among a company’s shareholders, board of directors, and management. The shareholders elect the board and vote on extraordinary matters; the board is the company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the Chief Executive Officer; and management runs the company’s day-to-day operations. Our Board of Directors currently consists of six directors. The Board believes that there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the Chief Executive Officer, as directors. The current Board members include five independent directors and one member of our senior management.

Independent Directors.  The Board of Directors has determined that each of our directors, other than William W. Canfield, and each member of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, is an “independent director” in accordance with the published requirements for inclusion in The NASDAQ Select Global Market, or “Nasdaq.” The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company during the past three years. In addition, as further required by Nasdaq rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In addition, as required by Nasdaq rules, the Board of Directors has determined that each member of the Audit Committee is independent within the meaning of Section 10A of the Securities Exchange Act of 1934, as amended. The Audit Committee also includes at least one independent director who is determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” Messrs. Ford, LaBarge, and Yoakum have been designated by the Board of Directors as audit committee financial experts. Shareholders should understand that this designation is a disclosure requirement of the SEC related to experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon these members any duties, obligations or liability that are greater than are generally imposed on them as members of the Audit Committee and the Board, and the designations of these individuals as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Board.

Board Responsibilities and Structure.  The primary responsibilities of the Board are oversight, counseling and direction to our management in the long-term interests of TALX and our shareholders. The Board’s detailed responsibilities include: (a) selecting and regularly evaluating the performance of the Chief Executive Officer and other senior executives; (b) planning for succession with respect to the position of Chief Executive Officer and monitoring management’s succession planning for other senior executives; (c) reviewing and, where appropriate, approving our major financial objectives and strategic and operating plans; (d) overseeing the conduct of our business to evaluate whether the business is being properly managed; and (e) overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures and compliance with law and ethics. The Board has instructed our Chief Executive Officer, working with our other executive officers, to manage our business in a manner consistent with our standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The Chief Executive Officer and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to extraordinary actions that we may undertake.

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Board agendas include regularly scheduled sessions for the independent directors to meet without management present. The Board has delegated various responsibilities and authority to different Board committees as described in this section of the proxy statement. Committees regularly report on their activities and actions to the full Board. Board members have access to all of our employees outside of Board meetings.

Board Committees and Charters.  The Board currently has, and appoints the members of, standing Audit, Compensation, and Nominating and Corporate Governance Committees. Each member of these committees is an independent director in accordance with Nasdaq standards. Each of the Board committees has a written charter approved by the Board. Copies of each charter are posted on our web site at www.talx.com under the “Corporate Governance” section. Information on our website does not constitute part of this proxy statement. The members of the committees are identified in the following table.

Nominating and
Director	Audit	Compensation	Corporate Governance

William W. Canfield
Richard F. Ford	✓	✓
Tony G. Holcombe		✓	✓
Craig E. LaBarge	✓ (chair)		✓
Eugene M. Toombs		✓ (chair)	✓
M. Stephen Yoakum	✓	✓	✓ (chair)

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications, independence and performance, (4) our accounting and financial reporting processes and audits of our financial statements, and (5) our Code of Business Ethics. In fiscal 2006, the Audit Committee had five meetings. The responsibilities of the Audit Committee are described in greater detail in “Report of the Audit Committee.”

Compensation Committee

The Compensation Committee reviews and determines salaries, performance-based incentives and other matters relating to executive compensation, including administration of our stock-based compensation plans and the granting of stock-based compensation to our executive officers. The Compensation Committee also reviews and determines various other Company compensation policies and matters. The Compensation Committee held six meetings during fiscal 2006. For more information, see “Report of the Compensation Committee on Executive Compensation.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies individuals qualified to become directors and recommends to the Board the candidates for all directorships to be filled by the Board or by our shareholders, recommends to the Board candidates for membership on Board committees, advises the Board with respect to corporate governance matters, develops and recommends to the Board guidelines for effective corporate governance, and leads the Board and its committees in the annual review of Board and committee performance. The Nominating and Corporate Governance Committee held four meetings in fiscal 2006.

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, from time to time, the appropriate skills and characteristics required of Board members in the context of the current makeup of the Board. This assessment includes numerous factors such as broad experience, leadership, and expertise in an area of importance to TALX. These factors, and others as considered useful by the Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective Board members. The Nominating and Corporate Governance Committee establishes procedures for the nomination process and recommends candidates for election to the Board.

The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders. The policy adopted by the Nominating and Corporate Governance Committee provides that nominees recommended by shareholders are given appropriate consideration in the same manner as other nominees if a vacancy arises or if the Board of Directors decides to expand its membership, and at such other times as the Committee deems necessary or appropriate. Shareholders who wish to submit nominees for director for consideration by the Nominating and Corporate Governance Committee for election at our 2007 Annual Meeting of Shareholders may do so by submitting in writing: (1) the name and address of the shareholder making the recommendation; (2) a representation that the recommending shareholder is a shareholder of record of our Common Stock, including the number of shares owned, the length of period held, and proof of ownership; (3) a description of all arrangements or understandings between the shareholder and each candidate and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (4) a detailed resume describing among other things the candidate’s name, age, address, educational background, occupation, employment history, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.); (5) a supporting statement which describes the candidate’s reasons for seeking election to the Board; (6) any information relating to the candidate that is required to be disclosed in the solicitation of proxies for election of directors; (7) any other information that would be useful to the committee in considering the candidate; and (8) the consent of the candidate to serve as a director of the Company if so elected.

Shareholders should submit potential director candidates to Thomas C. Werner, Corporate Secretary. In May of each year, the Committee expects to consider nominees for directors to be elected at our next Annual Meeting of Shareholders. Therefore, in order to be considered for nomination by the Board of Directors and inclusion in our proxy statement, prospective nominee recommendations should be received by the Corporate Secretary prior to the first week of April of each year. See “Shareholder Proposals” below for a description of our bylaw procedures governing shareholder nominations.

Attendance at Board, Committee and Annual Shareholders’ Meetings.  The Board of Directors met twelve times during fiscal 2006. We expect each director to attend each meeting of the Board and the committees on which he serves, as well as the annual meeting. In fiscal 2006, each director attended at least 75% of the meetings of the Board and committees on which he served, and all directors attended the Company’s 2005 Annual Meeting of Shareholders.

Director Compensation

It is the Board’s general policy that compensation for independent directors should be a mix of cash and stock-based compensation. We do not pay employee directors for Board service in addition to their regular employee compensation.

We pay each director an annual retainer of $12,000, a $4,000 additional retainer for serving as Chairman of a Committee, a $1,000 fee for each Quarterly Board meeting attended, a $1,000 fee for each Committee meeting attended in person, a $500 fee for each Special Board meeting attended in person, and a $250 fee for each Committee or Special Board meeting attended by telephone, plus expenses. We reimburse our directors for their travel and related expenses in connection with attending Board meetings.

In the past, we have also granted stock options to our independent directors. Pursuant to our Outside Directors’ Stock Option Plan, adopted in July 1996 and amended in May 2001 and September 2004 (as amended, the “Outside Directors’ Plan”), each non-employee director received an option to purchase shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the grant date. On May 10, 2005, each non-employee director was granted an option to purchase 2,812 shares of our Common Stock, after adjustment for the effect of our 2006 3-for-2 stock split, which was effected in the form of a 50% stock dividend paid in January 2006. The options have a term of six years and become exercisable one year after date of grant, provided that no option may be exercised at any time unless the participant is then an outside director and has been so continuously since the granting of the option (except as described below), and provided further that upon a Change in Control (as defined in the Outside Directors’ Plan), the options will become immediately exercisable.

Unexercised options will expire upon the termination of a participant’s service as a director of the Company, unless such termination was by reason of death or disability or subsequent to a Change in Control, in which case the personal representative of the participant may exercise any or all of the participant’s unexercised unexpired options (provided such exercise occurs within 12 months of the date of the participant’s death or termination) or, in the case of a Change in Control, the participant may exercise any or all of the participant’s unexercised unexpired options but not after the term of such options. A total of 326,700 shares of Common Stock have been authorized for issuance related to stock options under the Outside Directors’ Plan (after giving effect to all stock dividends and splits).

The Outside Directors’ Plan also provided for the awarding of restricted stock. On October 26, 2004, the Board of Directors approved grants of 4,500 shares of restricted stock to each of the outside directors, after adjustment for the 2005 and 2006 3-for-2 stock splits. Pursuant to the Outside Directors’ Plan, shares of restricted stock vest evenly on an annual basis over a period of three years. Unvested shares of restricted stock will be forfeited upon the termination of a participant’s service as a director, unless termination was by reason of death or disability or subsequent to a Change in Control, in which case any unvested shares of restricted stock will automatically vest.

TALX has adopted the 2005 Omnibus Incentive Plan that provides for the issuance of incentive stock options, non-qualified stock options, restricted stock grants, stock appreciation rights and performance units. The plan, which was approved by our shareholders at our 2005 Annual Meeting of Shareholders, allows for maximum awards of 4,500,000 shares of Common Stock, after adjustment for our 2006 3-for-2 stock split. On September 25, 2005, the Board of Directors awarded 3,000 shares of restricted stock to each of our outside Directors, after adjustment for the effect of the 3-for-2 stock split. The weighted average fair value of the restricted shares on the date of grant was $22.39, after adjustment for the 3-for-2 stock split. On January 24, 2006, the Board of Directors awarded another 3,000 shares of restricted stock to each of our outside Directors, after adjustment for the effect of the 3-for-2 stock split. The weighted average fair value of the restricted shares on the date of grant was $32.92. The shares awarded to outside Directors vest evenly over three years. Recipients of restricted stock pay nominal cash consideration equal to the $0.01 par value of their shares, have the right to vote all shares subject to the grant, and have dividend rights with respect to the shares, whether or not the shares have vested.

The 2005 Omnibus Incentive Plan replaced the Outside Directors’ Stock Option Plan, and no future grants will be made under the Outside Directors’ Stock Option Plan. Except for shares of Common Stock issuable pursuant to outstanding awards, whether or not vested, shares of Common Stock available under the Outside Directors’ Stock Option Plan are no longer available for issuance, and no shares of Common Stock forfeited or cancelled under the Outside Directors’ Stock Option Plan will be available for grants under the 2005 Omnibus Incentive Plan.

The Nominating and Corporate Governance Committee of our Board of Directors recommends for approval awards of stock options and restricted stock under the Outside Directors’ Plan and the 2005 Omnibus Incentive Plan to the Board of Directors, subject to the approval of the Board of Directors. For restricted stock, the Committee’s recommendation will be discretionary, based on the individual performance and participation of each outside director. While it is currently contemplated that each outside director will be awarded an equal number of shares of restricted stock, the Committee may recommend that one or more outside directors receive a greater number of shares based on outstanding performance.

Code of Business Ethics

We have adopted a Code of Business Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as well as directors, officers and employees of the Company. The Code of Business Ethics requires, among other things, that our senior officers avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our best interest. The Code of Business Ethics is available on the Corporate Governance section of our website at www.talx.com. We intend to satisfy the disclosure requirements regarding amendments or waivers under Item 5.05 of Form 8-K by posting such information on our website. Information on our website does not constitute part of this proxy statement.

Shareholder Communication with the Board of Directors

Our Board of Directors has adopted a policy to provide a process for shareholders to send written communications to our Board. Any shareholder wishing to send communications to our Board should send the written communication and the following information to our Corporate Secretary, 11432 Lackland Road, St. Louis, Missouri 63146:

•	Shareholder’s name, number of shares owned, length of period held, and proof of ownership;

•	Name, age, business and residential address of shareholder; and

•	Any individual director or committee to which the shareholder would like to have the written statement and other information sent.

The Corporate Secretary, or his or her designee, will collect and organize all of such shareholder communications as he or she deems appropriate and, at least once each year, forward these materials to the Chairman of the Board, any Committee Chair or individual director. The Corporate Secretary may refuse to forward material which he or she determines in good faith to be scandalous, threatening or otherwise inappropriate for delivery. The Corporate Secretary will also maintain copies of such materials for future reference.

Common Stock Ownership of Directors, Nominees and Officers

The following table sets forth information regarding the amount of our outstanding Common Stock beneficially owned as of June 2, 2006 by each director and nominee, the Chief Executive Officer and the four other most highly compensated executive officers of the Company in fiscal year 2006 (each a “Named Executive Officer”) and all of our directors and executive officers as a group:

	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership		Class(1)

William W. Canfield	2,036,592	(2)	6.1%
Edward W. Chaffin	30,262	(3)	*
Richard F. Ford	74,324	(4)	*
L. Keith Graves	103,653	(5)	*
Tony G. Holcombe	18,937	(6)	*
Craig E. LaBarge	58,125	(7)	*
Stacey A. Simpson	82,842	(8)	*
Michael E. Smith	67,063	(9)	*
Eugene M. Toombs	115,022	(10)	*
M. Stephen Yoakum	51,990	(11)	*
All directors and executive officers as a group (10 persons)	2,638,810	(12)	7.9%

*	Represents beneficial ownership of less than one percent.

(1)	Percentages are determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)	Includes 30,250 shares of restricted stock, 24,502 shares owned jointly with Mr. Canfield’s spouse and 707,119 shares that Mr. Canfield may acquire upon exercise of options within 60 days after June 2, 2006.

(3)	Includes 6,500 shares of restricted stock, 20,233 shares owned jointly with Mr. Chaffin’s spouse, 168 shares owned jointly with Mr. Chaffin’s mother, and 2,475 shares that Mr. Chaffin may acquire upon the exercise of options within 60 days after June 2, 2006.

(4)	Includes 9,000 shares of restricted stock, 4,950 shares owned by Mr. Ford’s spouse and 25,874 shares Mr. Ford may acquire upon exercise of options within 60 days after May 2, 2006.

(5)	Includes 11,300 shares of restricted stock, 51,809 shares owned jointly with Mr. Graves’ spouse and 39,054 shares that Mr. Graves may acquire upon the exercise of options within 60 days after June 2, 2006.

(6)	Includes 9,000 shares of restricted stock and 2,812 shares that Mr. Holcombe may acquire upon the exercise of options within 60 days after June 2, 2006.

(7)	Includes 9,000 shares of restricted stock, 3,375 shares owned by Mr. LaBarge’s spouse and 25,874 shares that Mr. LaBarge may acquire upon the exercise of options within 60 days after June 2, 2006.

(8)	Includes 7,500 shares of restricted stock and 25,863 shares that Ms. Simpson may acquire upon the exercise of options within 60 days after June 2, 2006.

(9)	Includes 8,150 shares of restricted stock and 54,518 shares that Mr. Smith may acquire upon the exercise of options within 60 days after June 2, 2006.

(10)	Includes 9,000 shares of restricted stock and 25,874 shares that Mr. Toombs may acquire upon the exercise of options within 60 days after June 2, 2006.

(11)	Includes 9,000 shares of restricted stock and 25,874 shares that Mr. Yoakum may acquire upon the exercise of options within 60 days after June 2, 2006.

(12)	Includes 108,700 shares of restricted stock and 935,337 shares that may be acquired upon exercise of options within 60 days after June 2, 2006.

Common Stock Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to each person known to the Company to be the beneficial owner of more than 5% of our outstanding Common Stock as of June 2, 2006, after adjustment for the effect of the 3-for-2 stock split:

	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership		Class(1)

William W. Canfield	2,036,592	(2)	6.1%
FMR Corp.	4,247,830	(3)	13.1%

(1)	Percentages are determined in accordance with Rule 13d-3 under the Exchange Act.

(2)	Includes 30,250 shares of restricted stock, 24,502 shares owned by Mr. Canfield’s spouse, as to which he shares voting and dispositive power, and 707,119 shares that Mr. Canfield may acquire upon the exercise of options within 60 days after June 2, 2006. Mr. Canfield’s address is c/o TALX Corporation, 11432 Lackland Road, St. Louis, MO 63146.

(3)	Based on Amendment No. 3 to Schedule 13G filed February 14, 2006 by FMR Corp., a parent holding company, on behalf of itself, Edward C. Johnson 3d, chairman of FMR Corp., and Fidelity Management & Research Company, an investment adviser and wholly-owned subsidiary of FMR Corp. FMR Corp. reported that at December 31, 2005 it had sole voting power over 498,864 shares and sole dispositive power over 2,831,887 shares, in each case before giving effect to the 2006 3-for-2 stock split. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors, which is currently comprised of four non-employee directors, administers our executive compensation program. Our executive officers are those persons whose job responsibilities and policy-making authority are the broadest in the Company. Currently, five of TALX’s officers are designated as executive officers. In this regard, the Committee’s role is to oversee our compensation plans and policies, annually review and determine all executive officers’ compensation, and administer our equity incentive plans (including reviewing and approving grants to our executive officers). The Committee’s charter reflects these various responsibilities, and the Committee and the Board periodically review and revise the charter. The Board determines the Committee’s membership, which is composed entirely of independent directors. The Committee meets at scheduled times during the year. The Committee Chairman reports on Committee actions and recommendations at Board meetings. TALX’s Corporate Secretary and human resources department support the Committee in its work and in some cases act pursuant to delegated authority to fulfill various functions in administering our compensation plans. In addition, the Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee.

General Compensation Philosophy.  Our general compensation philosophy is that total cash compensation should vary with our performance in achieving financial and non-financial objectives, and that any long-term incentive compensation should be closely aligned with shareholders’ interests. This philosophy applies to all of our employees, with a more significant level of variability and compensation at risk as an employee’s level of responsibility increases.

The Committee’s review of our executive compensation programs and practices includes an analysis, for each of our executives, of all elements of compensation, consisting of base and variable cash compensation; stock option grants; retirement programs; and health and welfare benefits. The Committee compared these compensation components separately and in the aggregate to compensation of companies that we use as our “peer group” for these purposes (the peer group is also referred to in this report as the “market”). In fiscal year 2005, the Committee retained an outside consultant to assist in this process. As a part of this engagement, the outside consultant helped define a peer group for compensation purposes that included companies of similar size and industry to TALX, some of which were also included in the group reflected in the “Performance Graph” below. In fiscal year 2006, we used the same defined peer group as in 2005, updated for 2006 comparables. As a result of this review, the Committee made determinations that it believes were appropriate and reasonable for the mix of fixed and variable compensation, and linked to corporate performance for our executive officers. The compensation review confirmed that, in the Committee’s view, our executive compensation program elements individually and in the aggregate support and reflect our compensation philosophy. Specifically, the review confirmed the following:

•	TALX’s base salaries are less than the average of our peer group. Our performance-based cash incentives are a higher percentage of our total cash compensation than the average for our peer group.

•	TALX’s philosophy is that total cash compensation (base salaries plus performance-based cash incentives) should approximate the average of our peer group, with the potential for higher than average total cash compensation when TALX performs well.

•	As an incentive for future performance, TALX intends for its annual stock-based compensation to be above the average peer group levels, and TALX intends for its annual stock-based compensation to provide an appropriate performance-based focus on long-term shareholder value creation. Through fiscal year 2005, TALX used stock options for its stock-based compensation. In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123r, “Share-Based Payments,” a revision of SFAS No. 123, “Accounting for Stock-Based Compensation,” which requires companies to measure all employee stock-based compensation awards using a fair value method and record the related expense in their consolidated financial statements. During fiscal year 2006, as a result of SFAS No. 123r, among other things, TALX reviewed the use and value of the equity program and decided to introduce, beginning in fiscal year 2006, the use of restricted stock awards. A restricted stock award is a grant of a right to receive shares that vests over time. As the stock award vests, employees receive TALX Common Stock that they own outright. We believe stock awards are a better way to provide significant equity compensation to employees that provides more predictable long-term rewards than stock options.

TALX’s executive compensation practices reflect a higher proportion of total compensation delivered through pay-for-performance cash incentives and long-term equity compensation, equating to more compensation at risk for its executives than for the executives of its peer groups. The higher risk is due to the combination of lower-than-market base salaries and the potential for higher-than-market annual pay-for-performance incentive payments and annual stock-based compensation grants. The higher-than-market compensation variability that TALX utilizes is closely linked to TALX’s annual financial results through lower-than-market total cash compensation in times of poor financial performance. Conversely, in times of excellent performance, TALX’s compensation variability yields higher total cash compensation, rewarding its employees for excellent performance.

TALX has several performance-based compensation programs in which the majority of its employees are eligible to participate. Most TALX employees who are not compensated on a commission basis participate in a broad-based variable cash incentive program.

For fiscal year 2006, total compensation for our executive officers consisted of the following components:

•	Annual cash compensation, which consisted of base salary and an annual pay-for-performance cash incentive dependent on TALX’s earnings per share (“EPS”) or other appropriate measures.

•	Long-term incentive compensation through the granting of restricted stock. The restricted stock vests over five years. The value of restricted stock fluctuates with the stock price, thus closely aligning the interests of employees and shareholders.

•	A cash automobile allowance or a Company-paid leased vehicle.

•	Premiums for group life insurance.

•	Our executive officers can also acquire TALX stock through a tax-qualified employee stock purchase plan, which is generally available to all employees. The purchase price of the Common Stock is equal to 85% of the lower of (i) the market price of Common Stock at the beginning of the applicable offering period or (ii) the market price of Common Stock at the end of each offering period. This plan allows participants to buy TALX stock at a discount to the market price with up to 15% of their salary and incentives (subject to IRS limits), with the objective of allowing employees to profit when the value of TALX stock increases over time. Under applicable tax law, no plan participant may purchase more than $25,000 in market value of TALX stock in any calendar year. Unless earlier terminated by the Board of Directors, the current employee stock purchase plan will expire on December 31, 2006. If shareholders approve the 2006 Employee Stock Purchase Plan, the 2006 Plan will replace the 1996 Employee Stock Purchase Plan.

•	TALX offers retirement benefits to substantially all employees through a tax-qualified, employee-funded 401(k) plan. We made contributions to the plan, subject to ERISA limitations, of up to 2.4% of an employee’s cash earnings in fiscal year 2006.

•	Beginning in fiscal year 2007, certain TALX employees, including our executive officers, will be eligible to participate in a nonqualified deferred compensation plan. Under the plan, TALX will have the discretion, subject to certain limitations set out in the plan) to make a matching credit up to a maximum of 6% of the participant’s compensation.

•	TALX provides health and welfare benefits for substantially all employees. TALX shares the cost of health and welfare benefits with employees, the cost of which is dependent on the level of benefits coverage an employee elects. We pay 100% of health and welfare benefit insurance premiums for certain employees including our executive officers and their immediate families, with no related contribution from the executive officers. Our health and welfare plans are the same for executive officers as for other employees.

Determining Executive Compensation.  Each year, the Committee determines the annual base salary and individual pay-for-performance incentive baseline amount, which is described below for each of TALX’s executive officers. In determining these amounts, the Committee reviews peer group executive compensation information that is derived from compensation surveys. The Committee most recently determined executive compensation in January 2006, when it set compensation amounts for fiscal year 2007.

Compensation payments in excess of $1 million to the Chief Executive Officer or the other most highly compensated executive officers are subject to a limitation of deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. The Compensation Committee does not expect compensation to exceed deductibility limits, except with respect to the 2004-2006 Long-Term Incentive Plan and certain restricted stock awards. The Committee believes that the performance-based incentives under the 2004-2006 Long-Term Incentive Plan, which were based on operating income, are relevant and appropriate; however, the Plan was not approved by shareholders. In the future, the Committee expects to make similar awards under the 2005 Omnibus Incentive Plan that would be deductible under Code Section 162(m). Similarly, certain restricted stock awards under the 2005 Omnibus Incentive Plan do not meet the requirements for exemption from Section 162(m) deductibility limits as performance-based compensation.

We expect to seek to qualify future compensation awards under Code Section 162(m) to the extent practicable while maintaining competitive compensation packages, in accordance with the 2005 Omnibus Incentive Plan. The Committee believes that in some circumstances factors other than tax deductibility are more important in determining the forms and levels of executive compensation most appropriate and in the best interests of TALX and our shareholders. Given our dynamic and rapidly changing industry and business, as well as the competitive market for outstanding leadership talent, we believe that it is important for the Committee to retain the flexibility to design compensation programs consistent with our executive compensation philosophy for TALX, even if some executive compensation is not fully deductible. Accordingly, the Committee has from time to time approved elements of compensation for certain officers that are not fully deductible, and reserves the right to do so in the future, when appropriate.

Base Salary.  The Committee reviews the history of and proposals for the compensation of each of TALX’s executive officers, including cash and equity-based components. In accordance with TALX’s compensation philosophy that total cash compensation should vary with Company performance, the Committee establishes executive officers’ base salaries at levels that it believes are below the average base salaries of TALX’s peer groups’ executives. A large part of each executive officer’s potential total cash compensation is variable and dependent upon TALX’s performance. In general, executive officers with the highest level and amount of responsibility have the lowest percentage of their compensation fixed as base salary and the highest percentage of their compensation dependent on variable performance-based standards.

Performance-based Compensation.  TALX’s annual incentive bonus is an annual cash-based pay-for-performance incentive program, and its purpose is to motivate and reward eligible employees for their contributions to TALX’s performance by making a large portion of their cash compensation variable and dependent upon TALX’s annual financial performance. Participants in this bonus plan have a higher proportion of their total cash compensation delivered through this pay-for-performance incentive, which equates to more compensation risk for TALX’s executives than for those of TALX’s peer groups due to the relative mix of lower-than-market salary and higher-than-market annual bonus pay-for-performance incentive amounts.

The annual incentive bonus plan formula has three variables: (1) the executive officer’s base salary, (2) an annual diluted EPS target (“Annual EPS Target”), including a sliding payout scale relative to attainment of the annual EPS target (the “Payout Percentage”), and (3) a bonus percentage pre-established each year by the Committee for each executive officer, all of which are further explained below. In the first quarter of a fiscal year, the Committee establishes the Annual EPS Target for that fiscal year. At the same time, the Committee establishes the Payout Percentage, a sliding scale based on the percentage of the Annual EPS Target actually achieved. For each plan participant, the Committee also determines the bonus for which the executive officer will be eligible, expressed as a percentage of the executive officer’s base salary.

The Committee may adjust the Annual EPS Target from time to time in its sole discretion to adjust for unusual items, acquisitions, or other factors. At its January 24, 2006 meeting, the Committee decided to adjust the 2006 Annual EPS Target to exclude projected increases in earnings from the November 2005 acquisition of Employer’s Unity, Inc. and the December 2005 acquisition of Business Incentives, Inc., doing business as Management Insights, Inc. The effect of these adjustments was to raise the target. We believe that these changes to the Annual EPS Target and to the basis on which performance to the Annual EPS Target is measured provide a better evaluation of the performance of our business between historical periods, allow for equivalent comparisons to previous periods and retain for our employees incentive compensation that is comparable to their anticipated potential benefits, based on our planned performance for our employees when we completed our initial annual budgeting process for fiscal year 2006.

In addition to the annual incentive bonus plan, Mr. Smith’s, Mr. Chaffin’s, and Ms. Simpson’s current incentive compensation awards also contain operating profit margin and revenue targets for our Complementary Work Number Services businesses, UC eXpress division, and The Work Number business, respectively.

Retirement Plans.  TALX offers retirement benefits to substantially all employees through a tax-qualified, employee-funded 401(k) plan. We made contributions to the plan, subject to ERISA limitations, of up to 2.4% of an employee’s cash earnings in fiscal year 2006. The retirement benefits under this plan for our executive officers are determined on the same basis as those available for other eligible employees. The plan results in individual participant balances that reflect a combination of: (1) a differing annual amount contributed by the Company or the employee; (2) the annual contributions being invested at the direction of the employee; and (3), as in (2), the continuing reinvestment of the investment returns until the accounts are paid out. This means that similarly situated employees, including our executive officers, may have materially different account balances because of a combination of factors: the number of years that the person has participated in the plan; the amount of money contributed at the election of the participant from year to year; and the investments chosen by the participant. This plan does not involve any guaranteed minimum returns or above-market returns; the investment returns are dependent upon actual investment results.

Deferred Compensation Program.  In the first quarter of fiscal year 2007, our Board approved a Nonqualified Savings and Retirement Plan, which we refer to as our deferred compensation program. The program is available to a select group of management or highly compensated employees. The deferred compensation obligations will constitute unsecured general obligations of our company to pay deferred compensation to participating employees in accordance with the terms of the program. Each participant may elect to defer up to fifty percent (50%) of his/her salary and bonus by delivering a written election to the plan administrator. All amounts deferred, including matching credits that may be made in accordance with the program, will be credited by the plan administrator to a bookkeeping account for each participant. Each account will also be credited with an investment return based on the hypothetical return of investment funds selected by the participant. The plan administrator will select the investment funds that will be available for this purpose. We have discretion, subject to certain limitations, to make a matching credit to each participant’s account. If we make a matching credit, such credit will be equal to forty percent (40%) of the participant’s salary deferrals but not to exceed six percent (6%) of the participant’s compensation. Matching credits vest thirty-three and one-third percent (33 1/3%) for each year of service, with full vesting after three (3) years of service. Vested benefits will be paid to the participant upon termination of employment. Any unvested benefits will be forfeited. The program generally provides for payments to the participant in a single lump sum within ninety (90) days in which the participant’s employment is terminated. Specified employees will receive their lump sum cash payments within six (6) months after their employment is terminated; provided, however, that the reason for the termination is not death or disability. We have established a trust to help pay the benefits under the program.

Stock-based Compensation.  Stock-compensation awards are intended to closely tie the long-term interests of our executives and our shareholders and to assist in the retention of executives. The Compensation Committee selects the executive officers, if any, to receive stock-based compensation awards and determines the number of shares subject to each grant. All stock-based compensation grants to our executive officers are ultimately authorized by our full Board of Directors. The Committee’s determination of the size of grants is generally intended to reflect an executive’s position with the Company and his or her contributions to the Company, without regard to his or her existing stock ownership. Options and restricted stock grants generally have a five-year vesting period to encourage key employees to continue in the employ of the Company. The Committee reviews the outstanding unvested options and unvested restricted stock of the key executives from time to time and may grant additional awards to encourage the retention of key executives. Through fiscal year 2005, TALX used stock options for its stock-based compensation. In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123r, “Share-Based Payments,” a revision of SFAS No. 123, “Accounting for Stock-Based Compensation,” which requires companies to measure all employee stock-based compensation awards using a fair value method and record the related expense in their consolidated financial statements. During fiscal year 2006, as a result of SFAS No. 123r, among other things, TALX reviewed the use and value of the equity program and decided to introduce, beginning in fiscal year 2006, the use of restricted stock awards. A restricted stock award is a grant of a right to receive shares that vests over time. As the stock award vests, employees receive TALX Common Stock that they own outright. We believe stock awards are a better way to provide significant equity compensation to employees that provides more predictable long-term rewards than stock options. Restricted stock awards totaling 63,700 shares were granted to executive officers in fiscal 2006 (after adjustment for the effect of the 3-for-2 stock split), to reward the executive officers for their performance in fiscal 2006 and to establish appropriate incentives for these key executives. No options were granted in the last fiscal year to any of our Chief Executive Officer or other Named Executive Officers. The Committee believes that the executive stock-based compensation is appropriate for our industry.

2004-2006 Long-Term Incentive Plan.  Mr. Canfield participated in our 2004-2006 Long Term Incentive Plan for Selected Key Executives, which we refer to as the “2004 LTIP.” The 2004 LTIP was designed to attract and motivate key selected employees toward long-term profit improvement and to permit them to earn additional compensation in the event that the profitability and asset productivity goals were achieved over the three-year term of the plan.

Under the terms of the 2004 LTIP, our Compensation Committee determined the identities of the officers of TALX and our affiliates who were eligible to participate and generally had discretion with respect to other matters under the 2004 LTIP. Cash awards are determined as a percentage of a participant’s base salary for the final year of the plan. The 2004 LTIP commenced on April 1, 2003.

Mr. Canfield was the only employee designated by the Compensation Committee to participate in the 2004 LTIP, as follows:

Estimated Future
		Performance or	Payouts Under
	Number of	Other Period	Non-Stock
	Performance	Until Maturation	Price-Based Plans
Name	Units	or Payout	Target/Maximum

William W. Canfield	N/A	2004-2006	$450,000/$787,500

In May 2006, Mr. Canfield received a cash award of $787,500 under the 2004 LTIP based on operating income levels achieved.

On January 27, 2005, the Compensation Committee exercised its discretion under the 2004 LTIP and adjusted Mr. Canfield’s goals under the plan by excluding the effects of projected increases in operating income attributable to acquired companies during the life of the plan, as determined at the time of each of the Johnson & Associates, Sheakley Businesses, TBT Enterprises, Inc. and Net Profit, Inc. acquisitions. On July 26, 2005, the Compensation Committee exercised its discretion under the 2004 LTIP and adjusted Mr. Canfield’s goals under the plan by excluding the effects of projected increases in operating income attributable to the Jon-Jay Associates, Inc. and Glick & Glick Consultants, LLC acquisitions. On January 24, 2006, the Compensation Committee exercised its discretion under the 2004 LTIP and adjusted Mr. Canfield’s goals under the plan by excluding the effects of projected increases in operating income attributable to the Employer’s Unity, Inc. and Business Incentives, Inc., doing business as Management Insights, Inc., acquisitions. The effect of these adjustments was to remove the benefit of up-front expected performance improvement attributable to acquisitions, which had the effect of raising the goal for Mr. Canfield.

2006-2008 Long-Term Incentive Plan.  Mr. Canfield and Mr. Graves participate in our 2006-2008 Long Term Incentive Plan for Selected Key Executives, which we refer to as the “2006 LTIP.” The 2006 LTIP is designed to attract and motivate key employees toward long-term profit improvement and to permit them to earn additional compensation in the event that the profitability and asset productivity goals are achieved over the three-year term of the plan. The goals may be adjusted for acquisitions and divestitures on an ongoing basis. The 2006 LTIP is governed by the TALX Corporation 2005 Omnibus Incentive Plan (the “Omnibus Plan”). Under the terms of the plan, our Compensation Committee determines the identities of the officers of TALX and our affiliates who are eligible to participate and generally has conclusive discretion with respect to other matters under the 2006 LTIP. Each participant must remain our employee for the entire term of the 2006 LTIP award, and no partial awards will be granted in the event of a participant’s termination prior to the completion of the final plan year, subject to the next sentence, unless the Compensation Committee authorizes a partial award. Awards will vest and become payable in part if termination occurs as a result of a participant’s death, disability or retirement before the completion of the term. Cash awards are determined as a percentage of a participant’s base salary for the final year of the plan. The 2006 LTIP commenced on April 1, 2005, subject to shareholder approval of the Omnibus Plan, which approval was obtained on September 8, 2005. Currently, Mr. Canfield and Mr. Graves are the only employees designated by the Compensation Committee to participate in the 2006 LTIP, as follows:

			Estimated Future
		Performance or	Payouts Under
	Number of	Other Period	Non-Stock
	Performance	Until Maturation	Price-Based Plans
Name	Units(1)	or Payout	Target/Maximum

William W. Canfield	N/A	2006-2008	$500,000/$875,000 (1)
L. Keith Graves	N/A	2006-2008	$265,000/$397,500 (1)

(1)	In the event that our operating income meets or exceeds a specified amount, and the other conditions under the 2006 LTIP as outlined above are satisfied, we will pay Mr. Canfield an amount in cash ranging from 100% to 175% of his 2008 base salary pursuant to his award under the 2006 LTIP and Mr. Graves an amount in cash ranging from 100% to 150% of his 2008 base salary pursuant to his award under the 2006 LTIP. Target/maximum amounts presented above are calculated based on Messrs. Canfield’s and Graves’ fiscal 2007 base salaries.

On January 24, 2006, the Compensation Committee exercised its discretion under the 2006 LTIP plan and adjusted the goals under the plan by excluding the effects of projected increases in operating income attributable to the November 2005 acquisition of Employers Unity, Inc. and the December 2005 acquisition of Business Incentives, Inc., doing business as Management Insights, Inc. On May 9, 2006, the Compensation Committee exercised its discretion under the 2006 LTIP and adjusted the goals under the plan by excluding the effects of the projected increases in operating income attributable to the April 2006 acquisition of Performance Assessment Network, Inc. The effect of these adjustments was to remove the benefit of up-front expected performance improvement attributable to acquisitions, which has the effect of raising the goals under the plan.

Chief Executive Officer 2006 Compensation.  The Chief Executive Officer’s compensation generally is based on the same policies and criteria as the other executive officers. Mr. Canfield, who is not a member of the Compensation Committee, did not participate in deliberations concerning his own compensation or in setting his performance objectives or goals. Mr. Canfield’s base salary for 2006 was increased by approximately 11% over his 2005 salary based upon the extent to which we achieved our earnings per share goals in 2005 and the Compensation Committee’s view of Mr. Canfield’s role in that achievement. Mr. Canfield received a merit bonus of $506,250 in fiscal 2006 in recognition of his performance in fiscal 2005. The Committee also granted Mr. Canfield 30,250 shares of restricted stock in fiscal year 2006 in recognition of Mr. Canfield’s performance in fiscal 2005.

The Compensation Committee is pleased to submit this report to TALX’s shareholders and believes that TALX’s pay-for-performance executive compensation is consistent with good executive compensation practices.

Richard F. Ford
Tony G. Holcombe
Eugene M. Toombs, Chairman
M. Stephen Yoakum

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee during fiscal year 2006 were determined to be independent directors, none of them was our employee or former employee, and none of them was a party to a related-party transaction that would be required to be disclosed under SEC regulations regarding disclosure of related party transactions. During 2006, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board.

Certain Relationships and Related Transactions

Our Policies.  It is our policy that all employees should avoid any situation that may create or appear to create a conflict between their personal interests and the interests of TALX. Our policies are included in our Code of Business Ethics, which covers our directors, executive officers and other employees. The Nominating and Corporate Governance Committee of the Board of Directors oversees the administration of the Code of Business Ethics and our Ethics Hotline.

Nasdaq Rules.  The Nasdaq rules defining “independent” director status also govern conflict of interest situations. Each of our directors other than Mr. Canfield qualifies as “independent” in accordance with Nasdaq rules. The Nasdaq rules include a series of objective tests that would not allow a director to be considered independent if the director had certain employment, business or family relationships with the Company. The Nasdaq independence definition includes a requirement that the Board also review the relations of each independent director to the Company on a subjective basis. In accordance with that review, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and TALX with regard to each director’s business and personal activities as they may relate to TALX and TALX’s management.

SEC Rules.  In addition to the TALX and Nasdaq policies and rules described above, the SEC has specific disclosure requirements covering certain types of transactions involving TALX and a director, executive officer or other specified party. There were no such transactions in fiscal year 2006, other than those with Mr. Canfield discussed below. Further, with regard to SEC rules, we have not engaged in any transaction, or series of similar transactions, since the beginning of fiscal year 2006, or any currently proposed transaction, or series of similar transactions, to which TALX or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any of our directors, executive officers, nominees for election as a director, beneficial owners of more than 5% of our Common Stock, or members of their immediate family had, or will have, a direct or indirect material interest, except for our employment of James W. Canfield, as described below.

In addition, none of the following persons has been indebted to TALX or its subsidiaries at any time since the beginning of fiscal year 2006: any of our directors or executive officers; any nominee for election as a director; any member of the immediate family of any of our directors, executive officers or nominees for director; any corporation or organization of which any of our directors, executive officers or nominees is an executive officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities (except trade debt entered into in the ordinary course of business); and any trust or other estate in which any of the directors, executive officers or nominees for director has a substantial beneficial interest or for which such person serves as a trustee or in a similar capacity.

Indemnification and Advancement of Expenses.  Under our articles of incorporation, we are obligated to indemnify and advance expenses of our current and certain former officers and directors under certain circumstances to the fullest extent permitted by Missouri law, including Mr. Craig N. Cohen, who resigned as our Executive Vice President as of December 31, 2003, in connection with a pending investigation, as described in our 2005 Annual Report on Form 10-K, subject to his obligation to repay amounts advanced under certain circumstances. Pursuant to our articles, we have advanced and will continue to advance certain individual expenses of Mr. Cohen in the investigation. During fiscal 2006, we advanced an aggregate of $246,000 for individual expenses. To the extent that we are required to indemnify Mr. Cohen against any fines or penalties assessed against him, these amounts will be borne by us and will not be covered by insurance.

In connection with the investigation, during 2005, a federal court entered a final judgment against us whereby we agreed, without admitting or denying any liability, to pay $2.5 million in civil penalties and not to violate certain provisions of the federal securities laws in the future. In addition, the SEC entered an order whereby we agreed, without admitting or denying any liability, to pay one dollar in disgorgement and not to violate certain provisions of the federal securities laws in the future. Separately, during 2005, Mr. Canfield entered into a settlement with the SEC related to its investigation against him in a related matter. The terms of the settlement included the payment of $859,999 in disgorgement and $100,000 in civil penalties. In connection with the settlement, Mr. Canfield also consented, without admitting or denying any wrongdoing, not to violate certain specified provisions of U.S. securities laws in the future.

Related Party Employment.  James W. Canfield, the son of our Chairman, President and Chief Executive Officer, is employed in a non-executive officer position with our Company as Director of Product Development. Mr. Canfield has a current annual salary of $125,000 and is eligible for a bonus of approximately $46,000 based upon certain performance goals. This bonus can decrease or increase based on the percentage achievement of these performance goals. Mr. Canfield is also eligible annually for an award of restricted stock. Both the bonus and restricted stock awards are granted under standard corporate compensation plans and are consistent with payments made to director-level managers at Mr. Canfield’s level. For fiscal 2006, Mr. Canfield received $115,600 in salary, approximately $42,000 in bonus and 1,700 shares of restricted stock for his services to the Company, after adjustment for the effect of the 3-for-2 stock split.

Executive Officers

The following sets forth certain information as of June 2, 2006 with respect to our executive officers. With the exception of Mr. William W. Canfield, each of our executive officers is a party to an “at will” employment contract described in more detail below. Mr. Canfield has been appointed to a term that will expire subject to his employment agreement described under the caption “Employment and Severance Agreements — Employment Agreement with Mr. Canfield.”

Name	Age	Position

William W. Canfield	67	Chairman, President and Chief Executive Officer
L. Keith Graves	39	Senior Vice President, Chief Financial Officer and Assistant Secretary
Michael E. Smith	62	Senior Vice President — Marketing
Edward W. Chaffin	53	President — UC eXpress
Stacey A. Simpson	40	President — The Work Number

William W. Canfield, Chairman, President and Chief Executive Officer.  For more information about Mr. Canfield, please see the appropriate description above under the caption “— Nominees and Continuing Directors.”

L. Keith Graves, Senior Vice President, Chief Financial Officer and Assistant Secretary.  Mr. Graves was elected Senior Vice President in January 2006, Vice President in May 2005 and Chief Financial Officer and Assistant Secretary in May 2003. He is responsible for accounting and finance, as well as legal services, human resources and facilities operations. He previously served as Chief Accounting Officer, Managing Director of Finance and Controller. Mr. Graves has been with the Company since 1997. Prior to that, Mr. Graves spent five years with Bank of America (formerly Boatmens Bancshares) as Controller — Investment Banking Division and three years with KPMG LLP in the Audit Division. Mr. Graves is a CPA and holds a Bachelor of Science degree in Accountancy from the University of Missouri — Columbia.

Michael E. Smith, Senior Vice President — Marketing.  Mr. Smith was elected Senior Vice President — Marketing in January 2006 and has been our Vice President — Marketing since 1994. He is responsible for corporate marketing, sales force automation, alliances and marketplace research, and our Other Complementary Work Number businesses. Previously, from 1989 to 1994, Mr. Smith had product responsibility for our minicomputer-based interactive voice response system. Mr. Smith holds a Bachelor of Science degree in Mathematics from Southeast Missouri State University.

Edward W. Chaffin, President — UC eXpress.  Mr. Chaffin has been our President — UC eXpress since September 2004. Previously, he served as Vice President, Midwest and Southeast Regions since 2003 and held key operational, sales and client service positions since joining the Company in 1995. Prior to that, Mr. Chaffin was with The Application Group, a consulting firm in the payroll and human resources field, from 1993 through 1995 and with Kronos, Inc., a time reporting and labor management provider, from 1990 through 1993.

Stacey A. Simpson, President — The Work Number.  Ms. Simpson has been our President — The Work Number since October 2005. Previously, she held key operational, sales and client service positions, including responsibilities related to The Work Number services, since joining the Company in 1997. Ms. Simpson holds a Bachelor of Science degree and a masters degree in organizational communication from Arizona State University.

Executive Compensation

Compensation Summary.  The following table sets forth certain summary information for the fiscal years ended March 31, 2006, 2005 and 2004 concerning the compensation paid and awarded to each of our executive officers during such fiscal years.

Summary Compensation Table

					Long-Term
	Annual Compensation				Compensation(3)
				Other Annual	Securities	Restricted	Long-Term	All Other
				Compensation	Underlying	Stock	Incentive	Compensation
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	($)(4)	Options (#)(5)	Awards(8)	Payouts(9)	($)(6)(7)

William W. Canfield	2006	$493,300	$506,250	$15,860	—	$821,095	$787,500	$44,124
Chairman, President and	2005	385,000	306,075	4,644	—	—	—	35,276
Chief Executive Officer	2004	347,500	153,450	—	56,250	—	—	35,300
L. Keith Graves	2006	$264,150	$212,438	$5,559	—	$333,872	—	$6,381
Senior Vice President,	2005	210,000	154,900	3,725	22,500	—	—	5,379
Chief Financial Officer and	2004	175,000	55,250	—	56,250	—	—	4,744
Assistant Secretary
Michael E. Smith	2006	$221,900	$160,875	$5,267	—	$246,059	—	$5,719
Senior Vice President —	2005	199,500	134,550	3,185	22,500	—	—	5,303
Marketing	2004	170,000	52,700	—	45,000	—	—	4,986
Edward W. Chaffin	2006	$209,400	$101,000	$42,615	—	$191,741	—	$5,702
President — UC eXpress	2005	177,083	96,670	5,148	16,875	—	—	5,221
Stacey A. Simpson	2006	$181,133	$105,800	$1,200	—	$224,661	—	$6,091
President — The Work Number

(1)	Includes payment in lieu of time off in fiscal year 2006 of $43,300 for Mr. Canfield, $24,900 for Mr. Graves, $7,400 for Mr. Smith, $11,400 for Mr. Chaffin, and $11,800 for Ms. Simpson. Includes payment in lieu of time off in fiscal year 2005 of $4,500 for Mr. Smith.

(2)	Includes bonuses earned with respect to the reported year, which were paid in the following year, sales quota bonuses and payments for employee recruitment. The payment of bonuses based on performance is at the discretion of the Compensation Committee of the Board of Directors.

(3)	Messrs. Canfield and Graves are each eligible for an award under our 2006-2008 Long-Term Incentive Plan which, if earned, would be payable in fiscal year 2009. See “Compensation Committee Report on Executive Compensation — 2006-2008 Long-Term Incentive Plan” above.

(4)	We have not included in the Summary Compensation Table the value of incidental personal perquisites furnished to our executive officers, since such value did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for any of such executive officers. Amounts included in this table represent reimbursement for payment of taxes associated with incidental personal perquisites. Additionally, Mr. Chaffin received $29,024 in fiscal year 2006 in reimbursements for taxable travel and relocation expenses.

(5)	All amounts have been adjusted to give effect to all stock dividends and splits. Amounts reported for fiscal 2004 include awards granted April 1, 2003 in recognition of the Company’s and the individuals’ fiscal 2003 performance, and awards granted February 27, 2004 in recognition of the Company’s and the individuals’ fiscal 2004 performance. Amounts reported for fiscal 2005 represent awards granted May 20, 2004 in recognition of increased responsibilities and January 27, 2005 in recognition of the Company’s and the individuals’ fiscal 2005 performance.

(6)	Includes premiums paid on Mr. Canfield’s life insurance policies for all years presented.

(7)	Represents contributions we made on behalf of Messrs. Graves, Smith, Chaffin, and Ms. Simpson under our 401(k) Plan.

(8)	The amounts appearing in the Restricted Stock Awards column represent the value of restricted stock awards granted during fiscal year 2006 based on the closing price for shares of our Common Stock on the date of grant. No restricted stock awards were granted in fiscal year 2004 or fiscal year 2005. The recipients have the right to vote and receive dividends as to all unvested shares of restricted stock. As of March 31, 2006, the individual aggregate number and value (based on the closing price of $28.48 for the shares of our Common Stock on March 31, 2006 (the last business day of fiscal year 2006)) of shares of restricted stock held by each of our Named Executive Officers were as follows: William W. Canfield (30,250 shares, at $861,520); L. Keith Graves (11,300 shares, at $321,824); Michael E. Smith (8,150 shares, at $232,112); Edward W. Chaffin (6,500 shares, at $185,120); Stacey A. Simpson (7,500 shares, at $213,600). All restricted stock held by the Named Executive Officers was granted in fiscal 2006 and vests at the rate of 20% per year over five years from the date of grant.

(9)	Long-term performance awards earned at the end of fiscal year 2006 were based on achievement of performance objectives over the three-year period from 2004-2006 and were paid in the first quarter of fiscal year 2007. On January 27, 2005, the Compensation Committee exercised its discretion under the 2004 LTIP and adjusted Mr. Canfield’s goals under the plan by excluding the effects of projected increases in operating income attributable to acquired companies during the life of the plan, as determined at the time of each of the Johnson & Associates, Sheakley Businesses, TBT Enterprises, Inc. and Net Profit, Inc. acquisitions. On July 26, 2005, the Compensation Committee exercised its discretion under the 2004 LTIP and adjusted Mr. Canfield’s goals under the plan by excluding the effects of projected increases in operating income attributable to the Jon-Jay Associates, Inc. and Glick & Glick Consultants, LLC acquisitions. On January 24, 2006, the Compensation Committee exercised its discretion under the 2004 LTIP and adjusted Mr. Canfield’s goals under the plan by excluding the effects of projected increases in operating income attributable to the Employer’s Unity, Inc. and Business Incentives, Inc., doing business as Management Insights, Inc., acquisitions. The effect of these adjustments was to remove the benefit of up-front expected performance improvement attributable to acquisitions, which had the effect of raising the goal for Mr. Canfield. See “Compensation Committee Report on Executive Compensation — 2004-2006 Long-Term Incentive Plan” above.

Stock Option Awards.  The following table sets forth, for the Named Executive Officers, the number of shares for which stock options were exercised in fiscal 2006, the realized value or spread (the difference between the exercise price and market value on the date of exercise) and the number and unrealized spread of the unexercised options held by each at fiscal year end. No options were granted in the last fiscal year to any of our Chief Executive Officer or other Named Executive Officers. All amounts have been adjusted to give effect to all stock dividends and splits.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Number of
	Shares		Number of Shares Underlying			Value of Unexercised In-the-Money
	Acquired on	Value	Unexercised Options at Fiscal Year End			Options at Fiscal Year-End(2)
Name	Exercise	Realized $(1)	Exercisable	Unexercisable	Total	Exercisable	Unexercisable	Total

William W. Canfield	—	$—	635,116	128,250	763,366	$14,376,834	$2,447,339	$16,824,173
L. Keith Graves	—	—	40,868	78,018	118,886	819,737	1,515,629	2,335,366
Michael E. Smith	47,899	610,126	81,406	58,946	140,352	2,033,282	1,120,343	3,153,625
Edward W. Chaffin	19,915	235,146	15,224	36,067	51,291	297,978	687,514	985,492
Stacey A. Simpson	—	—	21,475	24,188	45,663	430,477	457,859	888,336

(1)	Reflects the difference between the exercise price and the market price on the date of exercise.

(2)	Reflects the difference between the exercise price and $28.48 per share, which was the closing price of the Common Stock on March 31, 2006.

2006-2008 Long-Term Incentive Plan.  No awards were made under our 2006-2008 Long-Term Incentive Plan in fiscal year 2006. Messrs. Canfield and Graves are eligible for awards under our 2006-2008 Long-Term Incentive Plan which, if earned, would be payable in fiscal year 2009. See “Compensation Committee Report on Executive Compensation—2006-2008 Long-Term Incentive Plan” above.

Equity Compensation Plan Information

The following table sets forth aggregate information regarding the shares of our Common Stock that may be issued under all of our equity compensation plans as of March 31, 2006.

					(c)
	(a)		(b)		Number of Securities Remaining
	Number of Securities to		Weighted-Average		Available for Future Issuance under
	be Issued upon Exercise		Exercise Price of		Equity Compensation Plans
	of Outstanding Options,		Outstanding Options,		(Excluding Securities Reflected in
Plan Category	Warrants and Rights		Warrants and Rights		Column (a))(1)

Equity compensation plans approved by security holders	3,112,270		$7.37		4,931,744
Equity compensation plans not approved by security holders	—	(2)	—	(2)	—	(2)
Total	3,112,270		$7.37		4,931,744

(1)	At March 31, 2006, no shares remained available for issuance under the 1994 Stock Option Plan, as amended; no shares remained available for issuance under the Outside Directors’ Plan, as amended; 613,594 shares remained available for issuance under the 1996 Employee Stock Purchase Plan, as amended; and 4,318,150 shares remained available for issuance under the 2005 Omnibus Incentive Plan.

(2)	We are obligated to issue an unspecified amount of securities pursuant to a strategic alliance agreement, as described below under “Non-Shareholder Approved Equity Compensation — Strategic Alliance.” The amounts reflected in columns (a) and (b) do not reflect any potential obligations pursuant to this agreement, as we do not expect to issue any shares under this agreement in fiscal year 2007 and we are unable to estimate any amounts for future years.

Shareholder-Approved Equity Compensation

1994 Stock Option Plan.  Until September 2005 when our shareholders approved the 2005 Omnibus Incentive Plan discussed below, we awarded options under the 1994 Stock Option Plan. As of June 2, 2006, a total of 2,837,251 options remained outstanding under the plan. The purchase price may be paid in cash or, in the discretion of the committee, shares of Common Stock. Option terms will not be more than ten years (five years in the case of incentive stock options awarded to 10% shareholders). Options vest ratably over five years from the date of grant; provided, that except in the case of death, disability or termination of employment, no option may be exercised at any time unless the optionee is then an employee or an officer or director of the Company or a subsidiary and has been so continuously since the granting of the option. Notwithstanding the foregoing limitations, in the event of a Change in Control (as defined in the 1994 Stock Option Plan), options will become immediately exercisable and remain exercisable during the term thereof, notwithstanding a subsequent termination within twelve months of the date of the Change in Control.

1996 Employee Stock Purchase Plan.  In July 1996, we established the 1996 Employee Stock Purchase Plan, which was amended in September 1998 and September 2000 and amended and restated in May 2001 (the “1996 Employee Stock Purchase Plan” or “ESPP”), with the approval of shareholders, to provide our employees with an opportunity to purchase Common Stock through payroll deductions through periodic offerings to be made during the period from January 1, 1997 to December 31, 2006. A total of 2,041,875 shares (after giving effect to all stock dividends and splits) of Common Stock are issuable under the ESPP, of which 1,428,281 have been issued under the ESPP as of June 2, 2006. Although issuable under the ESPP, the remaining 613,594 shares are not currently reserved for such issuance and therefore can be used for other purposes. The ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. If shareholders approve the 2006 Employee Stock Purchase Plan at the Annual Meeting of Shareholders, the 2006 Plan will replace the 1996 Employee Stock Purchase Plan in effect as of the date of this Proxy Statement. See “Proposal 2: Approval of the TALX Corporation 2006 Employee Stock Purchase Plan.”

We generally make one or more periodic offerings, each offering to last three months, provided that a committee of the board of directors will have the power to change the duration without shareholder approval, to participating employees to purchase stock under the ESPP. Employees will participate in the ESPP through authorized payroll deductions, which must exceed $20.00 per month but may not exceed 15% of the compensation such employee receives during each offering period or $25,000 in value of stock per year. Amounts withheld from payroll are applied at the end of each offering period to purchase shares of Common Stock. If a participant ceases his or her payroll deductions, the committee that administers the ESPP may return any cash remaining in the participant’s account to the participant or allow such cash to remain in such account to be applied to the purchase of shares at the end of the then current offering period. The purchase price of the Common Stock is equal to 85% of the lower of (i) the market price of Common Stock at the beginning of the applicable offering period or (ii) the market price of Common Stock at the end of each offering period. The committee that administers the ESPP may impose reasonable administrative fees on participants to defray the costs of administering the ESPP. Fees imposed may not exceed the actual administrative costs of the ESPP.

Outside Directors’ Plan.  Until September 2005 when our shareholders approved the 2005 Omnibus Incentive Plan discussed below, we made equity awards under our Outside Directors’ Stock Option Plan (the “Outside Directors’ Plan”). As of June 2, 2006, a total of 106,308 options and 15,000 shares of unvested restricted stock remained outstanding under the plan. The options have a term of six years and become exercisable one year after date of grant, provided that no option may be exercised at any time unless the participant is then an outside director and has been so continuously since the granting of the option (except as described below), and provided further that upon a Change in Control (as defined in the Outside Directors’ Plan), the options will become immediately exercisable. Unexercised options will expire upon the termination of a participant’s service as a director of the Company, unless such termination was by reason of death or disability or subsequent to a Change in Control, in which case the personal representative of the participant may exercise any or all of the participant’s unexercised unexpired options (provided such exercise occurs within 12 months of the date of the participant’s death or termination) or, in the case of a Change in Control, the participant may exercise any or all of the participant’s unexercised unexpired options but not after the term of such options.

Shares of restricted stock vest evenly on an annual basis over a period of three years. Unvested shares of restricted stock will be forfeited upon the termination of a participant’s service as a director, unless termination was by reason of death or disability or subsequent to a Change in Control, in which case any unvested shares of restricted stock will automatically vest.

2005 Omnibus Incentive Plan.  At our annual meeting of shareholders in September 2005, the shareholders ratified the 2005 Omnibus Incentive Plan (the “2005 Plan”). The 2005 Plan is an “omnibus” stock plan permitting a variety of equity programs designed to provide flexibility in implementing equity and cash awards, including incentive stock options, non-qualified stock options, restricted stock grants, unrestricted stock grants, stock appreciation rights, performance units, and cash- and performance-based awards. Adjusted for our recent 3-for 2 stock splits discussed earlier, a maximum of 4,500,000 shares of Common Stock may be issued and sold under all awards granted under the plan, subject to adjustment under the terms of the plan. As of June 2, 2006, no options had been awarded under the plan, and 182,850 shares of restricted stock had been awarded under the plan. A committee of our Board of Directors administers the plan, and may select as participants any of our employees, any director or any consultant (including potential new hires), as determined by the committee. In general, the committee has discretion to establish the terms and provisions of awards, provided that the maximum number of shares of Common Stock that may be subject to stock awards granted to any one participant during any single fiscal year period is 150,000 and in no event will a participant receive a performance unit award valued in excess of $2 million in any one year. If a “change in control” event occurs (as defined in the plan), (i) each outstanding stock option and stock appreciation right, to the extent that it will not otherwise have become vested and exercisable, will automatically become fully and immediately vested and exercisable, without regard to any otherwise applicable vesting requirement, (ii) each restricted stock award will become fully and immediately vested and all forfeiture and transfer restrictions thereon, and all of the Company’s repurchase rights with respect to such restricted shares, will lapse, and (iii) each outstanding performance unit award will become immediately and fully vested and payable. The plan will terminate on May 10, 2015.

The 2005 Plan replaced the 1994 Stock Option Plan and the Outside Directors’ Stock Option Plan, and no future awards will be made under those plans, which we refer to as the “Former Plans.” Except for shares of Common Stock issuable pursuant to outstanding awards, whether or not vested, shares of Common Stock available under the Former Plans are no longer available for issuance under the Former Plans, and no shares of Common Stock forfeited or canceled under the Former Plans will be available for grants under the 2005 Plan.

Non-Shareholder Approved Equity Compensation

Strategic Alliance.  Effective November 1, 2000, we entered into a sales and operations cooperation agreement with a provider of HR business process outsourcing services, or “HRO,” which we amended and restated in October 2002. Under the restated agreement, we entered into a strategic alliance with this leading provider to provide employment verification services to the HRO and its clients. Under the restated agreement, the HRO has agreed to market The Work Number to its clients and to provide us with their clients’ employee data. In exchange for this service, we have agreed to share a percentage of the revenues that we receive through the strategic alliance, and in the event that we receive net revenues from their clients in excess of specified amounts, as defined in the restated agreement, we have agreed to pay a portion of these fees in shares of our Common Stock, based on a formula. The agreement has a term of eight years with automatic one-year renewal periods if not terminated upon 60 days notice by either party after November 1, 2010. In the event of a default by either of us, the agreement is terminable upon 30 days notice. Unless we have sufficient available and unreserved authorized shares of Common Stock, we will not be able to issue shares to the HRO under the agreement without first seeking shareholder approval to amend our articles of incorporation to authorize additional shares of available Common Stock. We do not expect to issue any shares of our Common Stock under this agreement in fiscal year 2007.

Employment and Severance Agreements

In fiscal year 2006, we were parties to certain employment agreements. The date of commencement and initial term of each agreement that was in force as well as each individual’s annual base salary under the agreement is as noted in parentheses next to each individual’s name. In fiscal year 2006, employment agreements were with William W. Canfield (36 months commencing 1996; $450,000 per year), L. Keith Graves (12 months commencing 2005; $240,000 per year), Michael E. Smith (12 months commencing 2005; $214,500 per year), Edward W. Chaffin (12 months commencing 2005; $198,000 per year), and Stacey A. Simpson (12 months commencing 2005; $170,000 per year). As of June 2, 2006, we were parties to employment agreements with William W. Canfield (36 months commencing 1996; $500,000 per year), L. Keith Graves (24 months commencing 2006; $265,000 per year), Michael E. Smith (24 months commencing 2006; $235,000 per year), Edward W. Chaffin (12 months commencing 2005; $213,000 per year), and Stacey A. Simpson (12 months commencing 2006; $200,000 per year). As discussed below, effective April 3, 2006, we replaced the agreements with Messrs. Graves and Smith and Ms. Simpson with new agreements that, among other things, increased their base salaries and modified their termination benefits. Effective May 10, 2005, we replaced the agreement with Mr. Chaffin with a new agreement. Mr. Canfield’s agreement was not replaced, and the description of the former agreement continues to govern our relationship with Mr. Canfield. Each of the employment agreements continues in effect until terminated by us or the employee.

Employment Agreement with Mr. Canfield.  If Mr. Canfield’s employment agreement is terminated by the Company without “cause” (as defined in the agreement, but including, without limitation, breach by the employee of the employment agreement) or by Mr. Canfield for “good reason” (as defined in the agreement, but including, without limitation, breach of the employment agreement by the Company, the reduction of salary, benefits or other perquisites provided to Mr. Canfield under the agreement and failure by the Company to agree to an extension of Mr. Canfield’s employment agreement), we would be obligated to pay Mr. Canfield his annual base salary plus a bonus (based on his estimated bonus for the year of termination) over the period (the “Continuation Period”) which is equal to the original term of his agreement and which period commences on the date of early termination of Mr. Canfield, and such amount shall be payable ratably over such Continuation Period, as well as to continue his employee benefits over such Continuation Period. However, if any of the remaining employment agreement is terminated by the Company with “cause” or by the employee without “good reason,” Mr. Canfield is only entitled to be paid through the date of his early termination.

Further, if within 12 months of a “Change of Control” of the Company Mr. Canfield, under certain circumstances, is terminated or resigns, he will be entitled to (i) a lump-sum cash payment equal to $1 less than three times an amount equal to the average annual compensation received by Mr. Canfield from the Company reported on his Form W-2 for the five calendar years preceding the calendar year of the Change of Control and (ii) the continuation of certain health insurance benefits for a three-year period. Additionally, we have agreed to make certain “gross-up” payments in the event any excise taxes are imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended or replaced, related to the employment agreement.

The term “Change of Control”, as used in Mr. Canfield’s agreement, shall mean a change of control of a nature that would be required to be reported in response to Item 5.01 of the Current Report on Form 8-K, as in effect on the date of the agreement, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, or any comparable successor provisions. Without limiting the foregoing, a “Change of Control” shall also include, without limitation, (i) the purchase or other acquisition by any person or group of beneficial ownership of 25% or more of either the then outstanding shares of Common Stock or the combined voting power of our then outstanding voting securities entitled to vote in the election of directors, (ii) when individuals who, as of the date of the employment agreement, constitute the Board of Directors of the Company cease for any reason to constitute at least two-thirds of the Board of Directors, provided that generally persons who are approved by the incumbent Board will be deemed a member thereof, and (iii) approval by the shareholders of the Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of our assets. The employment agreement contains an arbitration provision.

Employment Agreement with Messrs. Graves, Smith, and Chaffin and Ms. Simpson.  In connection with its annual reviews of executive officer compensation, the Compensation Committee adopted employment agreements for Mr. Chaffin, which commenced May 10, 2005, and Messrs. Graves and Smith and Ms. Simpson, which commenced effective April 3, 2006, and may be terminated by either us or the employee at any time, subject to the terms of the agreements. If we terminate an employment agreement without “cause” and not “based on actions by the Company,” as those terms are described below, we would be obligated to pay the executive all base and incentive compensation earned through the date of termination, as well as any other compensation determined to be appropriate by the Compensation Committee after considering factors such as the executive’s and our performance, whether or not under an existing plan.

The term “cause” means:

•	a material breach by the executive of the employment agreement that is not cured within 10 days’ written notice from us,

•	crimes against moral turpitude,

•	willful violation of the employment agreement,

•	willfully engaging in conduct that damages our business or reputation or materially injures us, or

•	regularly failing to perform assigned duties and responsibilities on a timely basis or at a level of expected competence in view of the executive’s position within TALX.

If we terminate an employment agreement for cause or if the executive terminates his or her employment agreement at will (unless “based on actions by the Company”), the executive would receive his or her base salary earned to the date of termination, but would not be entitled to receive incentive compensation (unless otherwise determined by the Compensation Committee).

In the event of termination due to death or disability, the executive or his or her estate will receive his or her annual base salary through the end of the month in which the death or disability occurs and will be entitled to participate on a pro rata basis in the annual incentive program, as recommended by the Compensation Committee. “Disability” means the inability of the executive to perform the services required to be rendered by him or her for a period of 180 days during any twelve month period.

In the event of all of the above, an executive would be entitled:

•	to continue to participate in employee benefits through the date of termination (or in the case of death or disability, through the end of the month in which the executive dies or becomes disabled) or thereafter if so provided in the applicable benefit documents, and

•	to receive certain “gross-up” payments that would be designed to reimburse, on an after-tax basis, the executive for any excise taxes that would be imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended or replaced, relating to “golden parachute” payments received in connection with benefits and payments provided under an employment agreement or otherwise arising out of the executive’s employment.

The executive may claim that the termination was “based on actions by the Company” by providing the Company with notice of such claim within 60 days after the triggering event or, if applicable, in the Executive’s notice of termination. In the event that termination is deemed to be based on actions by the Company, Messrs. Graves and Smith would be entitled to receive the compensation and benefits below for a period of two years, and Mr. Chaffin and Ms. Simpson would be entitled to receive the compensation and benefits below for a period of one year:

•	a lump sum payment equal to his or her respective annual base salary,

•	the targeted incentive compensation under our annual incentive program,

•	other employee benefits following the termination, and

•	in the event that the termination is in connection with a change of control of the Company, reimbursement of reasonable out-of-pocket expenses related to the executive’s outplacement services.

The term “actions by the Company” means:

•	notice by the Company of its desire to terminate the employment agreement without cause;

•	a material breach by TALX of the employment agreement that is not cured within 10 days’ written notice from the executive;

•	a reduction of more than 20% of salary, incentive compensation, benefits and other financial perquisites provided to the executive under the employment agreement over a period of one year, or a more than 30% such reduction over a three-year period, subject to specified exceptions with respect to incentive compensation;

•	TALX requiring the executive to relocate from his or her current residential city or the St. Louis metropolitan area or causing him or her to spend more than 90 consecutive days away from his or her office during any consecutive twelve-month period; or

•	the failure by us to obtain a successor’s commitment, either by contract or operation of law, to perform our obligations under the employment agreement.

If disputed, claims that actions by the Company led to a termination or that the executive was terminated for cause are subject to binding arbitration as provided in the employment agreement. In the event that the executive prevails (either rebutting a claim by the Company of “cause” or showing that a termination is based on actions by the Company), the termination will be deemed to have been based on actions by the Company. Conversely, in the event that an executive does not prevail (either failing to rebut a claim by the Company of “cause” or to show that a termination is based on actions by the Company), then he or she will be deemed to have been terminated for cause for purposes of the employment agreement.

The employment agreements provide that an executive’s base salary will be reviewed annually by the Compensation Committee. Each executive is also entitled to participate in the Company’s annual incentive program and other benefit plans and applicable programs, practices and arrangements maintained by the Company for its employees, to the extent consistent with the terms of the employment agreement. The employment agreements contain confidentiality provisions that extend indefinitely after termination of employment as well as non-solicitation and non-competition provisions that extend for one year after termination of employment.

AUDIT COMMITTEE REPORT

The ultimate responsibility for good corporate governance rests with the Board, whose primary roles are oversight, counseling and direction to the Company’s management in the best long-term interests of the Company and its shareholders. The Audit Committee has been established for the purpose of overseeing the Company’s accounting and financial reporting processes and audits of the Company’s annual financial statements and internal control over financial reporting.

Three non-employee directors comprise the audit committee. All are independent as defined in Rule 4200(a)(15) of the Nasdaq Rules. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis, and the Board last reviewed the charter in October 2005.

As described more fully in its charter, included as Attachment A to this Proxy Statement, the purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications, independence, and performance, (4) our accounting and financial reporting processes and audit of our financial statements, and (5) our Code of Business Ethics. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. KPMG LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing opinions on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting. In accordance with law, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate, and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

The members of the Audit Committee are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is indeed “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee has an agenda for the year that includes reviewing the Company’s financial statements, internal control over financial reporting and audit matters. The Audit Committee meets each quarter with management to review the Company’s interim financial results and KPMG to review the results of its quarterly review before the publication of the Company’s quarterly earnings press releases. Management’s and the independent registered public accounting firm’s presentations to and discussions with the Audit Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and the independent registered public accounting firm. In addition, the Audit Committee generally oversees the Company’s internal compliance programs. In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by the Company’s employees, received through established procedures, of any concerns regarding questionable accounting or auditing matters.

Among other matters, the Audit Committee monitors the activities and performance of the Company’s independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. The Company’s independent registered public accounting firm provides the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discusses with the independent registered public accounting firm and management that firm’s independence.

The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of March 31, 2006, which it made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework. The Audit Committee has also reviewed and discussed with KPMG its attestation report on management’s assessment of internal control over financial reporting and its review and report on the Company’s internal control over financial reporting. The Company published these reports in its Annual Report on Form 10-K for the year ended March 31, 2006.

In accordance with Audit Committee policy and the requirements of the law, the Audit Committee pre-approves all services to be provided by KPMG. Pre-approval includes audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and the Chairman then communicates such pre-approvals to the full Audit Committee. To avoid certain potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. The Company obtains these services from other service providers as needed. See “Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm” for more information regarding fees paid to KPMG for services in fiscal years 2005 and 2006.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended March 31, 2006 with management and KPMG; management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles; and KPMG represented that their presentations included the matters required to be discussed with the independent registered public accounting firm by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” This review included a discussion with management of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting estimates.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to herein and in the charter, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2006 to be filed with the SEC.

Richard F. Ford
Craig E. LaBarge, Chairman
M. Stephen Yoakum

Performance Graph

This section includes a line graph comparing the cumulative total shareholder return on our Common Stock with The Nasdaq Stock Market (U.S.) and the Nasdaq Computer and Data Processing Index for the five fiscal years ending March 31, 2006. The graph and the table assume that $100 was invested on March 31, 2001 in each of our Common Stock, The Nasdaq Stock Market and the Nasdaq Computer and Data Processing Index, and that all dividends were reinvested. The indices are included for comparative purposes only. They do not necessarily reflect management’s opinion that such indices are an appropriate measure of the relative performance of our Common Stock and are not intended to forecast or be indicative of future performance of our Common Stock.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among TALX Corporation, The NASDAQ Stock Market (U.S.) Index
and the NASDAQ Computer & Data Processing Index

	3/01	3/02	3/03	3/04	3/05	3/06
TALX Corporation	100	71.65	58.91	100.03	125.25	296.17
Nasdaq Stock Market (U.S.)	100	103.45	77.11	113.42	113.90	134.89
Nasdaq Computer and Data Processing	100	102.25	78.74	99.12	106.30	125.78

*	$100 invested on 3/31/01 in stock or index — including reinvestment of dividends. Fiscal year ending March 31.

The information set forth above in the Compensation Committee Report on Executive Compensation, the Audit Committee Report and the Performance Graph shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference.

II.  APPROVAL OF THE TALX CORPORATION
2006 EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors has unanimously approved the 2006 Employee Stock Purchase Plan (the “2006 Plan”), subject to shareholder approval at the Annual Meeting.

Description of the 2006 Plan.  The 2006 Plan provides our employees with an opportunity to purchase Common Stock through payroll deductions through periodic offerings to be made during the period commencing on January 1, 2007 and ending December 31, 2016. The 2006 Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. As of July 7, 2006, we had approximately 1,800 employees who would be eligible to participate in the 2006 Plan. Purchases of Common Stock under the 2006 Plan are made at the discretion of the participants in the Plan. Accordingly, future purchases under the 2006 Plan are not yet determinable. The following is a summary of the principal provisions of the 2006 Plan. This summary is qualified in its entirety by reference to the full text of the 2006 Plan, which is attached as Attachment B to this Proxy Statement.

Purpose of the 2006 Plan.  The purpose of the 2006 Plan is to further align the interests of employees with those of our shareholders by providing employees the opportunity to purchase Common Stock and by promoting their increased ownership of our Common Stock.

Shares Reserved for Issuance.  We have reserved 2,000,000 shares of Common Stock for issuance under the 2006 Plan. As of July 7, 2006, there were 32,152,075 shares of TALX Common Stock outstanding. If shareholders approve the 2006 Plan at the Annual Meeting of Shareholders, the 2006 Plan will replace the 1996 Employee Stock Purchase Plan, which is described under “Shareholder Approved Equity Compensation — 1996 Employee Stock Purchase Plan” above.

Shares of Common Stock issued and sold under the 2006 Plan may be either authorized but unissued shares or shares purchased on the open market, whether or not pursuant to our stock repurchase plan.

Limits on Deductions.  Participating employees may authorize a payroll deduction of whole percentages (up to a maximum of 15%) of the compensation the employee receives during the offering period (or during such portion thereof in which the employee may elect to participate). No employee may be granted an option that permits his or her rights to purchase stock under the 2006 Plan to accrue at a rate that exceeds $25,000 of the fair market value of the stock (determined at the effective date of the applicable offering) for each calendar year in which the option is outstanding at any time.

Offerings.  We will make one or more periodic offerings to participating employees to purchase our Common Stock under the 2006 Plan. Each offering period will be three months in duration; provided that the Committee (as defined below) will have the power to change the duration of an offering period without shareholder approval if the change is announced at least fifteen days prior to the scheduled beginning of the first offering period affected.

Purchase of Shares.  The purchase price for each share purchased will be 85% of the lower of (i) the fair market value of our Common Stock at the beginning of the offering period, or (ii) the fair market value of our Common Stock at the end of the offering period. Participants may withdraw their contributions at any time before stock is purchased, and in the event of such withdrawal, such contributions will be returned to the participants without interest, although the Committee may, in its discretion, permit participants to have their cash remain credited under the Plan to be applied to the purchase of stock at the end of the offering period in which the request to withdraw from participation occurs.

The plan defines “fair market value” to mean the closing sales price of our common stock on Nasdaq on a given day, or, if no sales of our common stock were made on that day, the closing sales price of TALX Corporation stock on the next preceding day on which sales were made on Nasdaq; provided, that the Committee may, in its discretion, establish such other measure of fair market value as it deems appropriate.

Participating employees will have no rights and privileges as a shareholder with respect to shares purchased under the 2006 Plan unless and until such shares have been appropriately evidenced on the books of TALX.

Administration and Amendment.  Our Board of Directors will delegate administration of the 2006 Plan to a committee comprised of no fewer than three members either from members of senior management, from the Board of Directors, or a combination thereof (the “Committee”). The Committee will have such powers and authority as may be necessary or appropriate to carry out the functions of the Committee as described in the 2006 Plan.

Our Board of Directors may at any time, or from time to time, amend the 2006 Plan in any respect, except that, without the approval of the holders of a majority of the shares of our Common Stock, no amendment may be made (i) increasing the number of shares approved for the 2006 Plan, (ii) decreasing the purchase price per share, (iii) withdrawing the administration of the 2006 Plan from the Committee consisting of persons not eligible to participate in the Plan, or (iv) changing the designation of subsidiaries eligible to participate in the 2006 Plan. In the event of a subdivision of outstanding shares, or the payment of a stock dividend, the number of shares approved for the 2006 Plan will be increased proportionately. In such case, and in the event of any other change affecting TALX stock, the Board of Directors may also make such other adjustments as it deems equitable.

In the event our Board of Directors (or a committee thereof) determines that the ongoing operation of the 2006 Plan may result in unfavorable financial accounting consequences, the Board of Directors (or a committee thereof) may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequences including, but not limited to,

(i) altering the purchase price for any offering period including an offering period underway at the time of the change in the purchase price;

(ii) shortening any offering period so that the offering period ends on a new exercise date, including an offering period underway at the time of the action of the Board of Directors (or committee thereof); and

(iii) allocating shares.

Such modification or amendments will not require shareholder approval or the consent of employees participating in the Plan.

Application of Funds and Administrative Fees.  No interest will accrue on payroll deductions under the 2006 Plan and the Committee may impose reasonable administrative fees on participating employees. All funds received by TALX under the 2006 Plan will be available for corporate purposes.

Rights on retirement, death, termination of employment or termination of participation.  In the event of a participating employee’s retirement, death, or termination of employment, the employee will be ineligible to continue to participate in the 2006 Plan, and no payroll deduction will be taken from any pay due and owing to the employee after the pay period during which the employee became ineligible. Upon any such termination of participation, or in the event a participating employee’s participation is declared terminated as described above, certificates representing the shares credited to the terminating employee’s account, and any remaining cash credited to such account, will be transferred to such employee, or, if the employee has died, to his or her beneficiary.

Rights not transferable.  Rights under the 2006 Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

Eligibility.  Except as provided in the 2006 Plan, all employees of TALX or any of our subsidiaries are eligible to participate in the 2006 Plan. No employee can participate in an offering if he or she owns 5% or more of our Common Stock or if he or she is a member of the Committee that administers the Plan.

Term of 2006 Plan.  The 2006 Plan will terminate on December 31, 2016. The Board of Directors may, in its discretion and at any earlier date, terminate the 2006 Plan.

New Plan Benefits.  The 2006 Plan does not provide a new benefit to our employees. It generally provides the same type and level of benefit as employees received under the 1996 Employee Stock Purchase Plan but extends the availability of those benefits to the termination date of the 2006 Plan.

Certain Federal Income Tax Consequences.  The federal tax rules applicable to the 2006 Plan under the Code are summarized below. This summary does not include the tax laws of any municipality, state or foreign country in which a participant resides. Upon shareholder approval of the 2006 Plan, the plan is intended to qualify as an “employee stock purchase plan” under the provisions of Section 423 of the Code. No taxable income is recognized by a participant either at the time a right is granted to purchase stock under the 2006 Plan or at the time shares are purchased thereunder.

If a participant does not dispose of shares acquired under the 2006 Plan before two years after the “date of grant” (which for each subscription period is the last day on which stock is traded before the enrollment period preceding that subscription period), upon such qualifying disposition the lesser of (a) the excess of the amount realized on sale of the stock over the purchase price or (b) 15% of the market value of the shares on the date of grant will be subject to federal income tax. Federal long-term capital gain tax will apply to the excess, if any, of the sale’s proceeds on the date of disposition over the sum of the purchase price and the amount of ordinary income recognized upon disposition. If qualifying disposition produces a loss (the value of the shares on the date of disposition is less than the purchase price), no ordinary income will be recognized and federal long-term capital gain loss will apply, provided that the disposition involves certain unrelated parties.

If a participant disposes of the shares earlier than two years after the date of grant, upon such disqualifying disposition the difference between the purchase price and the market value of the shares on the date of purchase (the last day of a subscription period) will be taxed to the participant as ordinary income and will be deductible by TALX. The excess, if any, of the sale proceeds over the market value of the shares on the date of purchase will be taxed as long-term or short-term capital gain, depending on the holding period. We are not entitled to a deduction for amounts taxed as ordinary income or capital gains to a participant, except to the extent that ordinary income is recognized by a participant upon a disposition of shares earlier than two years after the date of grant.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE TALX CORPORATION 2006 EMPLOYEE STOCK PURCHASE PLAN.

III.  RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP was the auditing firm for the fiscal year ended March 31, 2006, and we have selected this firm as our independent registered public accounting firm for the year ending March 31, 2007. Although we are not required to submit this appointment to a vote of the shareholders, as a matter of good corporate governance, the Board continues to believe it is appropriate as a matter of policy to request that the shareholders ratify the appointment of KPMG LLP as our independent registered public accounting firm. If the shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for shareholder rejection and consider whether to retain KPMG LLP or appoint another firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

KPMG LLP has advised us that no material relationship exists between KPMG LLP or any of its partners and the Company and that it is independent from us in all respects. The Audit Committee of the Board of Directors has considered the non-audit services provided to the Company by KPMG LLP and believes such are compatible with maintaining such firm’s independence. A representative of KPMG LLP is expected to be present at the 2006 Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

Fees Paid to KPMG

The following table shows the fees that we paid or accrued for audit and other services provided by KPMG LLP for the fiscal years 2005 and 2006. One hundred percent of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process, which is included as Attachment C to this Proxy Statement:

	2005	2006

Audit Fees	$426,000	$414,000
Audit-Related Fees	—	—
Tax Fees	52,000	110,000
All Other Fees	—	—

Total	$478,000	$524,000

Audit Fees.  The aggregate fees billed by KPMG LLP in connection with the audit of our consolidated financial statements for the 2005 and 2006 fiscal years; the audit of management’s assessment of our internal control over financial reporting and KPMG’s own audit of our internal control over financial reporting; the review of quarterly financial statements included in our Forms 10-Q for such periods; the acquisition of substantially all of the assets and assumption of certain of the liabilities of the unemployment compensation, employment verification and pre-applicant screening businesses of Sheakley-Uniservice, Inc. and its wholly owned subsidiary, Sheakley Interactive Services, LLC; the acquisitions of TBT Enterprises, Inc. and Net Profit, Inc.; and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements were $426,000 and $414,000 in fiscal years 2005 and 2006, respectively.

Audit-Related Fees.  KPMG LLP did not provide any audit-related services to us during the 2005 and 2006 fiscal years.

Tax Fees.  The aggregate fees billed by KPMG LLP for tax services during the 2005 and 2006 fiscal years were $52,000 and $110,000, respectively.

All Other Fees.  KPMG LLP did not provide any other services to us during the 2005 and 2006 fiscal years.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF SUCH APPOINTMENT.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, persons who beneficially own more than ten percent of a registered class of our equity securities and certain other persons to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the “SEC”). Directors, executive officers, greater than ten percent beneficial shareholders and such other persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file.

Based on our review of the Forms 3, 4 and 5 furnished to us and written representations from reporting persons, all of the filings for our executive officers and directors and greater than 10% shareholders required under Section 16(a) of the Securities and Exchange Act of 1934 were made on a timely basis in fiscal 2006, except that the following late filings were made with respect to transactions in fiscal 2006 or prior periods: i) Form 4’s were filed for Messrs. Ford, Holcombe, LaBarge, Toombs, and Yoakum reporting late the grants to them on May 10, 2005 of stock options pursuant to the TALX Corporation Outside Directors’ Stock Option Plan, ii) a Form 4 was filed for Mr. Toombs reporting late the sale of a direct ownership of the Company’s Common Stock, iii) a Form 4 was filed for Mr. Ford reporting late the sale of both a direct and an indirect ownership of the Company’s Common Stock, and iv) a Form 4 was filed for Mr. Yoakum reporting late a transaction with respect to stock purchases through brokerage automatic dividend reinvestment plans.

VOTING

The affirmative vote of the holders of a majority of the shares of our Common Stock entitled to vote which are present in person or represented by proxy at the 2006 Annual Meeting of Shareholders is required to elect a director, to ratify the appointment of our independent registered public accounting firm and to act on any other matters properly brought before the meeting. Shares represented by proxies which are marked “withhold authority” with respect to the election of the nominees for election as directors, proxies which are marked “abstain” with respect to the other proposals, and proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominees, against the ratification of the appointment of the independent registered public accounting firm and against such other matters, respectively. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter, which will have the same effect with respect to the proposal to approve the 2006 Employee Stock Purchase Plan as a vote against such proposal.

Under Nasdaq rules, the second proposal also requires the affirmative vote of a majority of the total votes cast on the proposal in person or by proxy. For this purpose, abstentions will be treated as votes cast and will have the same effect as a vote against. Broker non-votes will not be considered to be votes cast with respect to this matter and thus will have no effect on the outcome.

If no specification is made on a duly executed proxy, the proxy will be voted FOR the election of the directors nominated by the Board of Directors, FOR the approval of the TALX Corporation 2006 Employee Stock Purchase Plan, FOR the ratification of the appointment of the independent registered public accounting firm and in the discretion of the persons named as proxies on such other business as may properly come before the meeting or any adjournment or postponement thereof.

We know of no other matters to come before the meeting. However, if any other matters properly come before the meeting or any postponement or adjournment thereof, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

SHAREHOLDER PROPOSALS

We must receive proposals of shareholders, intended to be presented at the 2007 Annual Meeting, currently scheduled to be held on September 6, 2007, by March 30, 2007 for inclusion in our proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

In order for a shareholder to nominate a candidate for director, under our Bylaws, timely notice of the nomination must be given to us in advance of the meeting. Ordinarily, such notice must be given not less than 90 nor more than 120 days before the first anniversary of the preceding year’s annual meeting (or between May 10, 2007 and June 9, 2007 for the 2007 Annual Meeting of Shareholders); provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then the shareholder must give such notice not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of such meeting is first made. In certain cases, notice may be delivered later if the number of directors to be elected to the Board of Directors is increased. The shareholder filing the notice of nomination must describe various matters as specified in our Bylaws, including such information as name, address, occupation, and number of shares held.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be given to us within the time limits described above. Such notice must include a description of the proposed business, the reasons therefore and other matters specified in our Bylaws. The Board or the presiding officer at the Annual Meeting of Shareholders may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for shareholder action in accordance with applicable law. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange

Commission relating to the exercise of discretionary voting authority. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in our proxy statement.

In each case the notice must be given to the Corporate Secretary of the Company, whose address is 11432 Lackland Road, St. Louis, Missouri 63146. Any shareholder desiring a copy of our Restated Articles of Incorporation, as amended, or Bylaws will be furnished a copy without charge upon written request to the Corporate Secretary.

HOUSEHOLDING OF PROXIES

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more shareholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or the Company that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement, by sending a written request to TALX Corporation, Attention: Investor Relations, 11432 Lackland Road, St. Louis, MO 63146 or by telephoning 314-214-7224.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify us by sending a written request to our Investor Relations, 11432 Lackland Road, St. Louis, MO 63146 or by telephoning 314-214-7224.

If, at any time, you and another shareholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify us by sending a written request to our Investor Relations, 11432 Lackland Road, St. Louis, MO 63146 or by telephoning 314-214-7224.

MISCELLANEOUS

Even if you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy promptly. Should you attend the meeting, you may revoke the proxy and vote in person. A postage-paid, return-addressed envelope is enclosed for your convenience. No postage need be affixed if mailed in the United States. Your cooperation in giving this your immediate attention will be appreciated.

By Order of the Board of Directors

Thomas C. Werner, Corporate Secretary

St. Louis, Missouri
July 28, 2006

ATTACHMENT A

TALX CORPORATION

AUDIT COMMITTEE
of the
BOARD OF DIRECTORS

CHARTER

I.	Purpose

The Audit Committee (the “Committee”) shall be appointed by the Board of Directors (the “Board”) of TALX Corporation (the “Company”) to:

A. Assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications, independence and performance, (4) the Company’s accounting and financial reporting processes and audits of the Company’s financial statements; and (5) the Company’s Code of Business Ethics; and

B. Prepare the Committee report required to be included in the Company’s annual proxy statement.

The Board recognizes that the Committee necessarily will rely on the advice and information it receives from the Company’s management and independent auditors. Recognizing these inherent limitations on the scope of the Committee’s review, however, the Board expects the Committee to exercise independent judgment in assessing the quality of the Company’s financial reporting process and its internal controls. The Board also expects that the Committee will maintain a free and open means of communication with the Board, the independent auditors and senior management of the Company.

The Committee shall be directly responsible for the appointment, compensation, and oversight of the work of any public accounting firm employed by the Company (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each such public accounting firm shall report directly to the Committee.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The primary responsibility for the Company’s financial statements and internal controls rests with the Company’s management.

II.	Membership

The Committee’s membership shall be recommended by the Nominating and Corporate Governance Committee and approved by the Board and shall consist of at least three (3) members who shall serve until their successors are duly designated. The Board shall appoint the Chair of the Committee.

A. Each member of the Committee shall meet the criteria for independence as set forth in regulations of the Securities and Exchange Commission (the “SEC”), the listing rules of Nasdaq and any other applicable laws, rules and regulations, and as such, shall be free from any relationship that, in the judgment of the Board, may interfere with the exercise of his or her independent judgment as a member of the Committee. The Board shall be responsible for determining whether a member of the Committee is independent.

B. No member shall (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company or subsidiary thereof (other than in connection with serving on the Committee or as a member of the Board), provided that, unless Nasdaq otherwise requires, a member may receive fixed amounts of compensation under a retirement plan for prior service with the Company, so long as not contingent on continued service, or (ii) be an “affiliated person” of the Company or any subsidiary thereof, as such term is defined in applicable SEC regulations.

C. All members of the Committee shall have a practical knowledge of finance and accounting and be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

D. At least one member of the Committee shall be a “financial expert,” as defined by applicable SEC regulations, and who shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, as determined by the Board.

E. The independence requirements for the members shall be subject to any limitations, exceptions or exemptions permitted from time to time by applicable laws.

F. Because of the Committee’s demanding role and responsibilities, and the time commitment attendant to Committee membership, each prospective Committee member should evaluate carefully the existing demands on his or her time before accepting this important assignment. Additionally, if a Committee member simultaneously serves on the audit committee of more than three public companies (including the Company), then the Board of Directors must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and disclose such determination in the annual proxy statement.

III.	Meetings and Reports

The Committee will meet as often as may be deemed necessary to fulfill its responsibilities, but no less than four times annually. The Chair will preside at all sessions of the Committee at which he or she is present and will set the agendas for Committee meetings. A majority of the members shall constitute a quorum. The Committee shall meet periodically with senior management and the independent auditors in separate executive sessions.

Meetings will be conducted in accordance with applicable provisions of the General and Business Corporation Law of Missouri. The Committee will keep written minutes of its meetings. The Committee shall, through its Chair, report regularly to the Board following the meetings of the Committee, addressing such matters as the quality of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent auditors or other matters related to the Committee’s functions and responsibilities.

IV.	Committee Authority, Duties and Responsibilities

The Committee shall have the resources and authority to exercise all powers with respect to discharging its duties and responsibilities, including full access to the Company’s employees and officers and internal or external advisors or consultants. If in the course of fulfilling its duties the Committee wishes to consult with outside legal, accounting or other advisors, the Committee may retain these advisors without seeking the Board’s approval. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services; compensation to any advisors employed by the Committee and ordinary administrative expenses of the Committee.

As part of its oversight role, the Committee may investigate any matter brought to its attention, with the full power to retain outside counsel or other experts for this purpose. The Committee shall have complete access to management and employees and may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any member of, or consultant to, the Committee.

Without limiting the generality of the foregoing, the authority, duties and responsibilities of the Committee shall include the following:

Financial Statements and Disclosure Matters

1. Review and discuss prior to public dissemination the annual audited and quarterly unaudited financial statements with management and the independent auditors, including major issues regarding accounting, disclosure and auditing procedures and practices as well as the adequacy of internal controls that could materially affect the Company’s financial statements. In addition, the review shall include the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included in the report. Based on the annual review and if deemed appropriate, the Committee shall recommend inclusion of the financial statements in the Annual Report on Form 10-K to the Board.

2. Review and discuss with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

3. Prior to issuance of an audit report and otherwise as deemed appropriate, review and discuss reports from the independent auditors on:

a. All critical accounting policies and practices to be used.

b. All alternative treatments of financial information within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors.

c. Other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.1

4. Discuss with management the Company’s earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may consist of a general discussion of the types of information to be disclosed and the types of presentations to be made.

5. Discuss with management and the independent auditors the effect on the Company’s financial statements of significant regulatory and accounting initiatives as well as off-balance sheet structures.

6. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

7. Review with the independent auditors any audit problems or difficulties and management’s response, including, but not limited to (1) any restrictions on the scope of the auditors’ activities, (2) any restriction on the access of the independent auditors to requested materials, (3) any significant disagreements with management, (4) any audit differences that were noted or proposed by the auditors but for which the Company’s financial statements were not adjusted (as immaterial or otherwise), (5) any communications between the audit team and the independent auditors’ national office respecting auditing or accounting issues presented by the engagement, and (6) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors. The Committee will resolve any disagreements between the auditors and management regarding financial reporting.

1 Some of the other written communications the SEC expects to be provided to audit committees include the following non-exclusive list: the management representation letter; reports on observations and recommendations on internal controls; a schedule of unadjusted audit differences; and a listing of adjustments and reclassifications not recorded, if any; the engagement letter; and the independence letter.

8. Review and discuss with the Company’s CEO and CFO how they are meeting their obligations with respect to the certification process for the Form 10-K and Form 10-Q and review their evaluations of the Company’s disclosure controls and procedures.

9. Review and discuss with the Company’s CEO and CFO:

a. Any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize or report financial information.

b. Any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

c. Any changes in the Company’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, internal control over financial reporting.

d. Any special audit steps adopted in light of material control deficiencies.

e. Their report regarding the effectiveness of the Company’s disclosure controls and procedures and internal control over financial reporting.

10. Discuss at least annually with the independent auditors the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61-Communication with Audit Committees, as amended by SAS 90, and as may be further modified or supplemented.

11. Prepare the Committee report that the SEC requires to be included in the Company’s annual proxy statement and review the matters described in such report.

12. Obtain annually a report from the independent auditors, with attestation, regarding management’s assessment of the effectiveness of the internal control structure and procedures for financial reporting.

Responsibility for the Company’s Relationship with the Independent Auditors

13. Be solely responsible for the appointment, compensation, retention and oversight of the work of the independent auditors employed by the Company. The independent auditors shall report directly to the Committee. If the appointment of the independent auditors is submitted for any ratification by stockholder, the Committee shall be responsible for making the recommendation of the independent auditors.

14. Evaluate, at least annually, the qualifications, performance and independence of the independent auditors. In conducting such review, the Committee shall obtain and review a report by the independent auditors describing (1) the firm’s internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review, or peer review, of the firm or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (3) all relationships between the independent auditors and the Company that might bear on the auditor’s independence, including the impact of any non-audit services provided by the independent auditor. This evaluation shall confirm that the firm is registered with the Public Company Accounting Oversight Board as and when such registration is required, shall include the review and evaluation of the lead partner of the independent auditors and shall be designed to ensure the rotation of partners and the non-participation of specific former Company officers or employees, all in accordance with SEC rules and the securities laws. The Committee shall also obtain and discuss the written disclosures and letter from the independent auditors contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as may be modified or supplemented, and assurances from such firm that its compensation policies comply with applicable SEC regulations. In addition, the Committee shall consider the advisability of regularly rotating the audit firm in order to maintain the independence between the independent auditors and the Company.

15. Approve in advance any audit or permissible non-audit engagement or relationship between the Company and the independent auditors. The Committee shall establish guidelines for the retention of the independent auditors for any permissible non-audit services. The Committee may establish pre-approval policies and procedures for the engagement of the independent auditors, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service, and the policies and procedures do not result in a delegation of the Committee’s responsibilities to management. The Committee hereby delegates to the Chair the authority to approve in advance all audit or non-audit services to be provided by the independent auditors if presented to the full Committee at the next regularly scheduled meeting.

16. Meet with the independent auditors prior to the audit to review the planning and staffing of the audit, including an explanation of the factors considered by the firm in determining the scope, including the major risk factors.

17. Establish clear policies for the Company’s hiring of employees or former employees of the independent auditors, to address conflicts of interest and pressures that may exist for employees of the independent auditor that may be seeking or at some point seek employment with the Company.

Compliance Oversight Responsibility

18. Obtain from the independent auditors assurance that Section 10A(b) (Required Responses to the Discovery of Illegal Acts) of the Securities Exchange Act of 1934, as amended, has not been implicated.

19. Review the Company’s Code of Business Ethics and any waivers made under such Codes. Obtain reports from management that the Company is in conformity with applicable legal requirements and the Company’s Code of Business Ethics. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Ethics.

20. Review and, if deemed appropriate, approve in advance any related party transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404. Review disclosures required to be made under the securities laws of insider and related party transactions.

21. Authorize and oversee investigations deemed appropriate by the Committee into any matters within the Committee’s scope of responsibility as described in this Charter or as may be subsequently delegated to the Committee by the Board, with the power to retain independent counsel, accountants and other advisors and experts to assist the Committee if deemed appropriate, as provided above.

22. Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting, internal controls or auditing matters. The Committee shall review any significant complaints or concerns regarding accounting, internal accounting controls or auditing matters received pursuant to such procedures.

23. Discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

24. Review at least annually legal matters with the Company’s General Counsel that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

25. Report regularly to the Board with respect to any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements and the performance and independence of the Company’s independent auditors.

26. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

27. Perform an annual performance self-evaluation.

The Committee shall perform any other duties or responsibilities expressly delegated to the Committee by the Board.

ATTACHMENT B

TALX CORPORATION
2006 EMPLOYEE STOCK PURCHASE PLAN
June, 2006

The purpose of this Plan is to provide employees a continued opportunity to purchase stock of TALX Corporation, a Missouri corporation, through periodic offerings to be made during the period commencing on January 1, 2007 and ending December 31, 2016. A total of two million (2,000,000) shares of TALX Corporation stock in the aggregate have been approved for this purpose.

1. Administration.  The Plan shall be administered by a Committee consisting of at least three members appointed by the Board of Directors either from members of senior management, from the Board of Directors, or a combination thereof. Members of the Committee shall not be eligible to participate in the Plan. The Committee shall have full and exclusive authority to make, construe, interpret and apply rules and regulations for the administration of the Plan, and to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Committee shall, to the full extent permitted by law, be final and binding on all parties.

2. Eligibility.  Except as provided below, all employees of TALX Corporation or its subsidiaries shall be eligible to participate in the Plan in accordance with such rules as may be prescribed by the Committee from time to time, which rules, however, shall neither permit nor deny participation in the Plan contrary to the requirements of the Internal Revenue Code (including, but not limited to, Section 423(b)(3), (4), (5), and (8) hereof) and the regulations promulgated thereunder. No member of the Committee may participate in the Plan. No employee may participate in an offering if such employee, immediately after the commencement of such offering, owns 5% or more of the total combined voting power or value of the stock of TALX Corporation or any subsidiary. For purposes of the preceding sentence, the rules of Section 424(d) of the Internal Revenue Code shall apply in determining the stock ownership of an employee, and stock that the employee may purchase under outstanding options shall be treated as stock owned by the employee.

3. Offerings.  TALX Corporation shall make one or more periodic offerings to participating employees to purchase TALX Corporation stock under the Plan. Each offering period shall be three months in duration; provided that the Committee shall have the power to change the duration of an offering period without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first offering period affected. During an offering, the amounts received as compensation by a participating employee shall constitute the measure of such employee’s participation in the offering as is based on compensation.

4. Participation.  An employee eligible on the effective date of any offering may participate in such offering by completing and forwarding a payroll deduction authorization to the employee’s appropriate payroll location prior to the first date of the offering period. The form will authorize a regular payroll deduction from such employee’s compensation. Deductions may not commence after the offering period has begun.

5. Deductions.  TALX Corporation shall maintain payroll deduction accounts for all participating employees. With respect to any offering made under the Plan, a participating employee may authorize a payroll deduction of whole percentages (up to a maximum of 15%) of the compensation such employee receives during the offering period (or during such portion thereof in which the employee may elect to participate).

No employee may be granted an option that permits his or her rights to purchase stock under the Plan, and all other employee stock purchase plans of TALX Corporation and its subsidiaries described in Section 423 of the Internal Revenue Code, to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined at the effective date of the applicable offering) for each calendar year in which the option is outstanding at any time. In the event that a participating employee’s payroll deductions would otherwise result in the purchase of stock in excess of the foregoing limitations, the stock purchase shall cease when the limitations are reached, and the excess cash shall be refunded to such participating employee.

6. Deduction Changes.  A participating employee may increase or decrease such employee’s payroll deduction by filing a new payroll deduction authorization at any time during an offering period. The change may not become effective sooner than the next pay period after receipt of the authorization. If a participating employee ceases his or her payroll deductions, the Committee may, in its discretion, either declare his or her participation to have terminated and authorize distribution pursuant to Section 12 or permit the employee to have his or her cash remain credited under the Plan and apply such cash to the purchase of stock at the end of the offering period in which such cessation occurs. If a participating employee ceases payroll deductions, the employee must wait until the next offering period to resume deductions and must re-submit the payroll deduction authorization form.

An employee shall withdraw from an offering period if the employee makes a hardship withdrawal from any TALX Corporation 401(k) Plan if such 401(k) Plan so provides. Such employee shall thereafter be suspended from participating in this Plan in accordance with the terms of such 401(k) Plan.

7. Purchase of Shares.  Each employee participating in any offering under the Plan shall be granted an option, upon the effective date of such offering, for as many full or partial shares of TALX Corporation stock as the participating employee may elect to purchase with up to 15% of the compensation received during the specified offering period (or during such portion thereof as the employee may elect to participate), to be paid by payroll deductions during such period.

The purchase price for each share purchased shall be 85% of the lower of (i) the fair market value of TALX Corporation stock at the beginning of the offering period, or (ii) the fair market value of TALX Corporation stock at the end of the offering period. As of the last day of an offering, the account of each participating employee shall be totaled, and the employee shall be deemed to have exercised an option to purchase one or more full, or partial, shares at the then-applicable price; the participating employee’s account shall be charged for the amount of the purchase; and the ownership of such share or shares shall be appropriately evidenced on the books of TALX Corporation.

8. Taxes/Withholding.  At the time the option is exercised, in whole or in part, or at the time some or all of the stock issued under the Plan is disposed of, the employee must make adequate provision for TALX Corporation’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the stock. At any time, TALX Corporation may, but shall not be obligated to, withhold from the employee’s compensation the amount necessary for TALX Corporation to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of stock by the employee.

9. Employee Accounts and Certificates.  Participant accounts are opened at A.G. Edwards, or such other brokerage as determined by the Committee, for the purpose of issuing purchased shares to each participant.

10. Registration of Shares.  Shares may be registered only in the name of the participating employee, or, if such employee so indicates on the employee’s payroll deduction authorization form, in the participating employee’s name jointly with a member of such employee’s family, with right of survivorship. A participating employee who is a resident of a jurisdiction that does not recognize such a joint tenancy may have shares registered in such employee’s name as tenant in common or as community property with a member of such employee’s family, without right of survivorship.

11. Definitions.

The term “beneficiary” means the person designated as beneficiary by the employee in accordance with the procedures established by the Committee or, if no such person is duly designated, then the employee’s spouse or any one or more dependents or relatives of the employee, or if no spouse, dependent or relative is known to TALX Corporation, then to such other person as TALX Corporation may designate.

The term “compensation” means an employee’s Form W-2 compensation, including cash fringe benefits, but excluding non-cash fringe benefits and car allowances.

The phrase “fair market value” means the closing sales price of TALX Corporation stock on the NASDAQ System on a given day, or, if no sales of TALX Corporation stock were made on that day, the closing sales price of TALX Corporation stock on the next preceding day on which sales were made on the NASDAQ System; provided, that the Committee may, in its discretion, establish such other measure of fair market value as it deems appropriate.

The phrase “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

The phrase “NASDAQ System” means the automated quotation system operated by the National Association of Securities Dealers.

The term “Plan” means this TALX Corporation 2006 Employee Stock Purchase Plan.

The term “subsidiary” means a subsidiary of TALX Corporation within the meaning of Section 424(f) of the Internal Revenue Code and the regulations promulgated thereunder.

The term “TALX Corporation stock” means the common stock of TALX Corporation.

12. Equal Rights and Privileges.  All employees of TALX Corporation will have equal rights and privileges under this Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code or applicable Treasury Regulations thereunder. Any provision of the Plan that is inconsistent with Section 423 or applicable Treasury regulations will, without further act or amendment by TALX Corporation or the Board of Directors, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Internal Revenue Code or applicable Treasury regulations.

13. Rights as a Shareholder.  None of the rights or privileges of a shareholder of TALX Corporation shall exist with respect to shares purchased under the Plan unless and until such shares shall have been appropriately evidenced on the books of TALX Corporation.

14. Rights on Retirement, Death, Termination of Employment or Termination of Participation.  In the event of a participating employee’s retirement, death, or termination of employment, such employee shall be ineligible to continue to participate in the Plan, and no payroll deduction shall be taken from any pay due and owing to the employee after the pay period during which the employee became ineligible. Upon any such termination of participation, or in the event a participating employee’s participation is declared terminated under Section 6, certificates representing the shares credited to the terminating employee’s account, and any remaining cash credited to such account, shall be transferred to such employee, or, if the employee has died, to his or her beneficiary.

During a leave of absence approved by TALX Corporation and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2), an employee may continue to participate in the Plan by making cash payments to TALX Corporation on each pay day equal to the amount of the employee’s payroll deductions under the Plan for the pay day immediately preceding the first day of such employee’s leave of absence. If a leave of absence is not approved or fails to meet the requirements of Treasury Regulation Section 1.421-7(h)(2), the employee will cease automatically to be a participant under the Plan and will be subject to the provisions in the preceding paragraph. In such event, TALX Corporation will automatically cease to make contributions for such employee under the Plan.

15. No Employment Rights.  Nothing in this Plan shall be construed to give any person the right to remain in the employ of TALX Corporation, or its subsidiaries or to affect the right of the Company, or any of its subsidiaries to terminate the employment of any person at any time, with or without cause.

16. Rights Not Transferable.  Rights under the Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

17. Application of Funds and Administrative Fees.  All funds received or held by TALX Corporation under the Plan may be used for any corporate purpose. No interest shall accrue on the payroll deductions of an employee participating in the Plan. The Committee may impose reasonable administrative fees on participating employees to defray the administrative costs of the Plan, which shall in no event exceed the actual administrative costs of the Plan.

18. Adjustments in Case of Changes Affecting TALX Corporation Stock.  In the event of a subdivision of outstanding shares, or the payment of a stock dividend, the number of shares approved for the Plan shall be increased proportionately, and such other adjustments shall be made as may be deemed equitable by the Board of Directors. In the event of any other change affecting TALX Corporation stock, such adjustments shall be made as may be deemed equitable by the Board of Directors to give proper effect to such event.

19. Amendment of the Plan.  The Board of Directors may at any time, or from time to time, amend the Plan in any respect, except that, without the approval of the holders of a majority of the shares of stock of TALX Corporation entitled to vote and represented in person or by proxy, no amendment shall be made (i) increasing the number of shares approved for the Plan (other than as provided in Section 15 hereof), (ii) decreasing the purchase price per share, (iii) withdrawing the administration of the Plan from a Committee consisting of persons not eligible to participate in the Plan, or (iv) changing the designation of subsidiaries eligible to participate in the Plan.

In the event the Board of Directors (or a committee thereof) determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board of Directors (or a committee thereof) may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequences including, but not limited to,

(i) altering the purchase price for any offering period including an offering period underway at the time of the change in the purchase price;

(ii) shortening any offering period so that the offering period ends on a new exercise date, including an offering period underway at the time of the action of the Board of Directors (or committee thereof); and

(iii) allocating shares.

Such modification or amendments shall not require shareholder approval or the consent of employees participating in the Plan.

20. Termination of the Plan.  This Plan and all rights of employees under any offering hereunder shall terminate:

a. On the day that participating employees become entitled to purchase a number of shares equal to or greater than the number of shares remaining available for purchase. If the number of shares so purchasable is greater than the shares remaining available, the available shares shall be allocated by the Committee among such participating employees in such manner as it deems fair, or

b. At any time, at the discretion of the Board of Directors.

No offering hereunder shall be made which shall extend beyond December 31, 2016.

21. Governmental Regulations.  TALX Corporation’s obligation to sell and deliver TALX Corporation stock under the Plan is subject to compliance with all applicable provisions of law, domestic or foreign, and the approval of any governmental authority required in connection with the authorization, issuance, or sale of such stock.

22. Plan Shares Purchases.  Purchases of outstanding shares may be made pursuant to and on behalf of the Plan, upon such terms as TALX Corporation may approve, for delivery under the Plan.

23. Plan Subject to Shareholder Approval.  The Plan is adopted subject to the approval of the shareholders of TALX Corporation given within 12 months from the date of adoption by the Board of Directors. Notwithstanding anything else contained herein, no shares of TALX Corporation stock may be purchased under the Plan prior to such shareholder approval.

24. Notice of Early Disposition.  Each employee shall give prompt notice to TALX Corporation of any disposition or other transfer of any shares of stock purchased upon exercise of an option if such disposition or transfer is made; (a) within two (2) years from the first day of the offering period in which the shares were purchased or (b) within one (1) year after the exercise date on which such shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the employee in such disposition or other transfer.

The foregoing Plan was approved and adopted by the Board on May 9, 2006.

TALX CORPORATION

By:	/s/ William W. Canfield

ATTACHMENT C

AUDIT COMMITTEE
SERVICES APPROVAL POLICY

Statement of Principles

The Audit Committee (the “Audit Committee”) of the Board of Directors of TALX Corporation (the “Company”) is required to approve the audit and non-audit services performed by the Company’s independent auditor in order to assure that the provision of such services do not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific approval by the Audit Committee.

The appendix to this Policy describes the Audit, Audit-related, Tax and All Other services that have the general pre-approval of the Audit Committee. The term of any general pre-approval is twelve (12) months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically revise the list of pre-approved services, based on subsequent determinations. Pre-approval fee levels for all services to be performed by the Company’s independent auditor will be established periodically by the Audit Committee.

Delegation

The Audit Committee does not delegate its responsibilities to approve services performed by the independent auditor to management. However, it may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee does not need to pre-approve non-audit services under the following conditions (i) the aggregate amount of all such non-audit services provided to the Company constitutes not more than five percent (5%) of the total amount of revenues paid by the Company to the accounting firm during the fiscal year in which the non-audit services are provided, (ii) such services were not recognized by the Company at the time of the engagement to be non-audit services, and (iii) such services are promptly brought to the Audit Committee’s attention and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Audit Committee.

Audit Services

The annual Audit services engagement terms and fees will be subject to the specific approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent auditor reasonably can provide. The Audit Committee may pre-approve the Audit services listed in Appendix A periodically. All Audit services not listed in Appendix A must be separately approved by the Audit Committee.

Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor, and may pre-approve the Audit-related services listed in Appendix A periodically. All Audit-related services not listed in Appendix A must be separately approved by the Audit Committee.

Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee may pre-approve the Tax services listed in Appendix A periodically. All Tax services not listed in Appendix A must be separately approved by the Audit Committee.

All Other Services

The Audit Committee may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, and would not impair the independence of the auditor. The Audit Committee may pre-approve the All Other services listed in Appendix A periodically. Permissible All Other services not listed in Appendix A must be separately approved by the Audit Committee.

A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

Pre-Approval Fee Levels

Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require separate approval by the Audit Committee.

Approval Procedures

All requests or applications to provide services that do not require separate pre-approval by the Audit Committee will be submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have received the prior pre-approval of the Audit Committee and whether the fees for such services fall within the range of fees approved by the Audit Committee for such services. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

If, subsequent to the pre-approval of scheduled services by the Audit Committee, the Company would like to engage the independent auditor to perform a service not included on the existing pre-approval schedule, a request should be submitted to the General Counsel and Chief Financial Officer. If they determine that the service can be performed without impairing the independence of the auditor, then a discussion and approval of the service will be included on the agenda for the next regularly scheduled Audit Committee meeting. If the timing for the service needs to commence before the next Audit Committee meeting, the Audit Committee Chair, or any other member of the Audit Committee designated by the Audit Committee, can provide separate pre-approval.

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee, or the designated member(s), by both the independent auditor and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. With respect to each such request or application, the independent auditor will also provide back-up documentation, which will be provided to the Audit Committee, or the designated member(s), regarding the specific services to be performed.

Monitoring Responsibility

The Audit Committee hereby designates the Chief Financial Officer to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this policy. The Chief Financial Officer will report to the Audit Committee on a periodic basis, but not less frequently than quarterly, on the results of its monitoring. The Company’s Chief Financial Officer will immediately report to the Chairman of the Audit Committee any breach of this policy that comes to their attention or the attention of any member of the Company’s management.

APPENDIX A

PRE-APPROVED AUDIT, AUDIT-RELATED, TAX, AND OTHER SERVICES

Dated: May 9, 2006

Audit Services

Service	Maximum Fees

Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters	$10,000
Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies (Note: Under SEC rules, some consultations may be “audit-related” services rather than “audit” services)	$10,000

Audit-Related Services

Service	Maximum Fees

Due diligence services pertaining to potential business acquisitions/dispositions	$25,000
Financial statement audits of employee benefit plans	$12,000
Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters	$10,000
Audits of opening balance sheets of acquired companies and accounting consultations as to the accounting or disclosure treatment of transactions and proposed transactions	$25,000
Services related to procedures used to support the calculation of the gain or loss from dispositions and discontinued operations	$10,000
Audits of financial statements and transactions included in consolidated financial statements that are used by lenders, filed with government and regulatory bodies and similar reports	$5,000
Services that result from the role of KPMG as independent auditor such as reviews of SEC filings, consents, letters to underwriters and other services related to financings that include audited financial statements	$25,000
Assist the Company with the review of the design of its internal control over financial reporting in connection with the Company’s preparedness for Section 404 of Sarbanes-Oxley	$100,000
Assist the Company with tax accounting related issues, including tax accounting for transactions and proposed transactions	$10,000
Assist the Company with responding to SEC comment letters or other inquiries by regulators related to financial accounting and disclosure matters	$10,000
Preparation of accounting preferability letters for changes in accounting	$5,000

Tax Services

Service	Maximum Fees

U.S. federal, state and local tax planning, advice, or compliance	$20,000
Tax controversy services in connection with the examination of U.S. federal, state, local and non-U.S. tax returns through the administrative appellate level	$10,000
Preparation and review of federal, state and local income, franchise and other tax returns	$50,000

The above tax services do not include tax services relating to transactions initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

EXHIBIT 1

PROHIBITED NON-AUDIT SERVICES

 1. Bookkeeping or other services related to the accounting records or financial statements of the audit client*

 2. Financial information systems design and implementation*

 3. Appraisal or valuation services, fairness opinions or contribution-in-kind reports*

 4. Actuarial services*

 5. Internal audit outsourcing services*

 6. Management functions

 7. Human resources

 8. Broker-dealer, investment adviser or investment banking services

 9. Legal services

10. Expert services unrelated to the audit

In addition to the non-audit services specifically listed above, the SEC has articulated three general principles in connection with services provided by the independent auditor which, if violated, could impair the independence of the auditor. The independent auditor cannot: (1) function in the role of management; (2) audit its own work; or (3) serve in an advocacy role for the Company.

*	Provision of these non-audit services is permitted if it is reasonable to conclude that the results of these services will not be subject to audit procedures. Materiality is not an appropriate basis upon which to overcome the rebuttable presumption that prohibited services will be subject to audit procedures because determining materiality is itself a matter of audit judgment.

FOR AGAINST ABSTAIN FOLD AND DETACH HERE FOR nominees listed WITHHOLD AUTHORITY to vote for all nominee(s) listed (Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name on the list above.) 1. Election of Two Directors for terms expiring in 2009. Nominees: 01 Eugene M. Toombs and 02 M. Stephen Yoakum Dated this ___day of: ___, 2006 Signature ___Signature ___ Please sign exactly as name(s) appear on this proxy card. (If Common Stock is owned in joint names, both owners must sign, or if owned by a corporation, partnership or trust this Proxy must be signed by an authorized officer, partner or trustee.) If the address above is incorrect, please write in the correct information. 2. Proposal to approve the TALX Corporation 2006 Employee Stock Purchase Plan. 3. Proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the 2007 fiscal year. The undersigned hereby acknowledges receipt of the 2006 Annual Report to Shareholders and the Notice of said Annual Meeting and accompanying Proxy Statement. SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED,WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. Please Mark Here for Address Change or Comments SEE REVERSE SIDE FOR AGAINST ABSTAIN Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. Internet http://www.proxyvoting.com/talx Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. OR OR You can view the Annual Report and Proxy Statement on the Internet at www.talx.com

PROXY TALX CORPORATION This proxy is solicited on behalf of the Board of Directors The undersigned hereby appoints William W. Canfield and Craig E. LaBarge, or either of them, with full powers of substitution, the true and lawful attorneys in fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of Shareholders of TALX CORPORATION (the “Company”) to be held on Thursday, September 7, 2006, commencing at 2:00 p.m., St. Louis time, at the Ritz-Carlton of St. Louis, 100 Carondelet Plaza, St. Louis, Missouri, and at any and all postponements or adjournments of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned on July 7, 2006 as specified below and, in the discretion of any such person, on such other business as may properly come before the meeting and any postponements or adjournments thereof. This proxy will be voted as specified. Each of the nominations and proposals has been made by the Board of Directors on behalf of TALX Corporation. If no specification is made, this proxy will be voted FOR the election of all said nominees as directors and FOR proposal 2 and proposal 3 and, in the discretion of the proxies on such other business as may properly come before the meeting and any adjournment or postponement thereof. Please sign as name appears hereon, date and return promptly in the enclosed envelope to:TALX Corporation, P.O. Box 1680, Manchester, CT 06045-9986 (Continued and to be signed and dated on reverse side) FOLD AND DETACH HERE Address Change/Comments (Mark the corresponding box on the reverse side) 8591 TALX 6/21/06 11:11 AM Page 2